Exhibit 99.1

PHILIP MORRIS INTERNATIONAL INC.

AND SUBSIDIARIES

Consolidated Financial Statements as of

December 31, 2010 and 2009 and for Each of the

Three Years in the Period Ended December 31, 2010

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS, at December 31,

(in millions of dollars, except share and per share data)

	2010	2009		2010	2009
ASSETS			LIABILITIES

Cash and cash equivalents	$1,703	$1,540	Short-term borrowings	$1,747	$1,662
Receivables (less allowances of $56 in 2010 and $33 in 2009)	3,009	3,098	Current portion of long-term debt	1,385	82
			Accounts payable	835	670
Inventories:			Accrued liabilities:
Leaf tobacco	4,026	4,183	Marketing and selling	393	441
Other raw materials	1,314	1,275	Taxes, except income taxes	4,884	4,824
Finished product	2,977	3,749	Employment costs	739	752

	8,317	9,207	Dividends payable	1,162	1,101
			Other	920	955

Deferred income taxes	371	305	Income taxes	601	500
Other current assets	356	532	Deferred income taxes	138	191

Total current assets	13,756	14,682	Total current liabilities	12,804	11,178

Property, plant and equipment, at cost:			Long-term debt	13,370	13,672
Land and land improvements	703	579	Deferred income taxes	2,027	1,688
Buildings and building equipment	3,720	3,593	Employment costs	1,261	1,260
Machinery and equipment	7,857	7,591	Other liabilities	467	609

Construction in progress	479	495	Total liabilities	29,929	28,407

	12,759	12,258
Less: accumulated depreciation	6,260	5,868	Contingencies (Note 21)

	6,499	6,390

			Redeemable noncontrolling interests (Note 6)	1,188

			STOCKHOLDERS’ EQUITY

Goodwill	10,161	9,112	Common stock, no par value (2,109,316,331 shares issued in 2010 and 2009)
			Additional paid-in capital	1,225	1,403
			Earnings reinvested in the business	18,133	15,358
Other intangible assets, net	3,873	3,546	Accumulated other comprehensive losses	(1,140)	(817)

				18,218	15,944

Other assets	761	822	Less: cost of repurchased stock (307,532,841 and 222,151,828 shares in 2010 and 2009, respectively)	14,712	10,228

			Total PMI stockholders’ equity	3,506	5,716
			Noncontrolling interests	427	429

			Total stockholders’ equity	3,933	6,145

TOTAL ASSETS	$35,050	$34,552	TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$35,050	$34,552

See notes to consolidated financial statements.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

for the years ended December 31,

(in millions of dollars, except per share data)

	2010	2009	2008
Net revenues	$67,713	$62,080	$63,640

Cost of sales	9,713	9,022	9,328

Excise taxes on products	40,505	37,045	37,935

Gross profit	17,495	16,013	16,377

Marketing, administration and research costs	6,160	5,870	6,001

Asset impairment and exit costs	47	29	84

Amortization of intangibles	88	74	44

Operating income	11,200	10,040	10,248

Interest expense, net	876	797	311

Earnings before income taxes	10,324	9,243	9,937

Provision for income taxes	2,826	2,691	2,787

Net earnings	7,498	6,552	7,150

Net earnings attributable to noncontrolling interests	239	210	260

Net earnings attributable to PMI	$7,259	$6,342	$6,890

Per share data (Note 10):

Basic earnings per share	$3.93	$3.25	$3.32

Diluted earnings per share	$3.92	$3.24	$3.31

See notes to consolidated financial statements.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the years ended December 31, 2010, 2009 and 2008

(in millions of dollars, except per share data)

	PMI Stockholders’ Equity
	Common Stock	Additional Paid-in Capital	Earnings Reinvested in the Business	Accumulated Other Comprehensive Earnings (Losses)	Cost of Repurchased Stock	Noncontrolling Interests	Total
Balances, January 1, 2008	$—	$1,265	$12,642	$1,688	$—	$418	$16,013
Comprehensive earnings:
Net earnings			6,890			260	7,150
Other comprehensive earnings (losses), net of income taxes:
Currency translation adjustments, net of income taxes of ($21)				(2,566)		(104)	(2,670)
Change in net loss and prior service cost, net of income taxes of $257				(1,344)			(1,344)
Change in fair value of derivatives accounted for as hedges, net of income taxes of $6				(58)			(58)
Change in fair value of equity securities				(1)			(1)

Total other comprehensive losses			—	(3,969)		(104)	(4,073)

Total comprehensive earnings			6,890	(3,969)		156	3,077

Exercise of stock options and issuance of other stock awards (1)		395			245		640
Measurement date change for non-U.S. benefit plans, net of income taxes			(9)				(9)
Dividend declared to Altria Group, Inc. ($1.43 per share)			(3,019)				(3,019)
Dividends declared to public stockholders ($1.54 per share)			(3,150)				(3,150)
Payments to noncontrolling interests						(249)	(249)
Common stock repurchased					(5,399)		(5,399)
Other		(79)				79	—

Balances, December 31, 2008	—	1,581	13,354	(2,281)	(5,154)	404	7,904

Comprehensive earnings:
Net earnings			6,342			210	6,552
Other comprehensive earnings (losses), net of income taxes:
Currency translation adjustments, net of income taxes of ($12)				1,329		2	1,331
Change in net loss and prior service cost, net of income taxes of $30				36			36
Change in fair value of derivatives accounted for as hedges, net of income taxes of ($8)				87			87
Change in fair value of equity securities				12			12

Total other comprehensive earnings			—	1,464		2	1,466

Total comprehensive earnings			6,342	1,464		212	8,018

Exercise of stock options and issuance of other stock awards		(171)			453		282
Dividends declared ($2.24 per share)			(4,338)				(4,338)
Purchase of subsidiary shares from noncontrolling interests		(7)				(2)	(9)
Payments to noncontrolling interests						(185)	(185)
Common stock repurchased					(5,527)		(5,527)

Balances, December 31, 2009	$—	$1,403	$15,358	$(817)	$(10,228)	$429	$6,145

See notes to consolidated financial statements.

Continued

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (Continued)

For the years ended December 31, 2010, 2009 and 2008

(in millions of dollars, except per share data)

	PMI Stockholders’ Equity
	Common Stock	Additional Paid-in Capital	Earnings Reinvested in the Business	Accumulated Other Comprehensive Earnings (Losses)	Cost of Repurchased Stock	Noncontrolling Interests		Total
Balances, December 31, 2009	$—	$1,403	$15,358	$(817)	$(10,228)	$429		$6,145
Comprehensive earnings:
Net earnings			7,259			213	(2)	7,472 (2)
Other comprehensive earnings (losses), net of income taxes:
Currency translation adjustments, net of income taxes of ($107)				(54)		(5	)(2)	(59)
Change in net loss and prior service cost, net of income taxes of $23				(242)				(242)
Change in fair value of derivatives accounted for as hedges, net of income taxes of $3				(17)				(17)
Change in fair value of equity securities				(10)				(10)

Total other comprehensive losses			—	(323)		(5)		(328)

Total comprehensive earnings			7,259	(323)		208		7,144

Exercise of stock options and issuance of other stock awards		(178)			543			365
Dividends declared ($2.44 per share)			(4,484)					(4,484)
Payments to noncontrolling interests						(210)		(210)
Common stock repurchased					(5,027)			(5,027)

Balances, December 31, 2010	$—	$1,225	$18,133	$(1,140)	$(14,712)	$427		$3,933

(1)

Includes an increase to additional paid-in capital for the reimbursement to PMI caused by modifications to Altria Group, Inc. stock awards. See Note 4. Transactions with Altria Group, Inc. and Related Party.

(2)

Net earnings attributable to noncontrolling interests exclude $26 million of earnings related to the redeemable noncontrolling interest, which is reported outside of the equity section in the consolidated balance sheet at December 31, 2010. Currency translation adjustments also exclude $16 million of gains related to the redeemable noncontrolling interest at December 31, 2010.

See notes to consolidated financial statements.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

for the years ended December 31,

(in millions of dollars)

	2010	2009	2008
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES

Net earnings	$7,498	$6,552	$7,150

Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	932	853	842
Deferred income tax provision	101	129	5
Equity loss from RBH legal settlement			124
Colombian investment and cooperation agreement charge		135
Asset impairment and exit costs, net of cash paid	(28)	(27)	(15)
Cash effects of changes, net of the effects from acquired and divested companies:
Receivables, net	123	(187)	(25)
Inventories	1,071	660	(914)
Accounts payable	(72)	(116)	(90)
Income taxes	92	5	39
Accrued liabilities and other current assets	41	190	857
Pension plan contributions	(433)	(558)	(262)
Changes in amounts due from Altria Group, Inc. and affiliates			37
Other	112	248	187

Net cash provided by operating activities	9,437	7,884	7,935

CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES

Capital expenditures	(713)	(715)	(1,099)
Purchase of businesses, net of acquired cash	(83)	(429)	(1,663)
Other	86	46	(399)

Net cash used in investing activities	(710)	(1,098)	(3,161)

See notes to consolidated financial statements.

Continued

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

for the years ended December 31,

(in millions of dollars)

	2010	2009	2008
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES

Net (repayment) issuance of short-term borrowings	$(9)	$246	$(449)
Long-term debt proceeds	1,130	2,987	11,892
Long-term debt repaid	(183)	(101)	(5,736)
Repurchases of common stock	(5,030)	(5,625)	(5,256)
Issuance of common stock	229	177	118
Changes in amounts due from Altria Group, Inc. and affiliates			664
Dividends paid to Altria Group, Inc.			(3,019)
Dividends paid to public stockholders	(4,423)	(4,327)	(2,060)
Other	(292)	(268)	(332)

Net cash used in financing activities	(8,578)	(6,911)	(4,178)

Effect of exchange rate changes on cash and cash equivalents	14	134	(566)

Cash and cash equivalents:

Increase	163	9	30
Balance at beginning of year	1,540	1,531	1,501

Balance at end of year	$1,703	$1,540	$1,531

Cash paid: Interest	$912	$743	$499

Income taxes	$2,728	$2,537	$2,998

As discussed in Note 6. Acquisitions and Other Business Arrangements, PMI’s 2010 business combination in the Philippines is a non-cash transaction.

See notes to consolidated financial statements.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Background and Basis of Presentation:

Background

Philip Morris International Inc. is a holding company incorporated in Virginia, U.S.A., whose subsidiaries and affiliates and their licensees are engaged in the manufacture and sale of cigarettes and other tobacco products in markets outside of the United States of America. Throughout these financial statements, the term “PMI” refers to Philip Morris International Inc. and its subsidiaries.

Prior to March 28, 2008, PMI was a wholly owned subsidiary of Altria Group, Inc. (“Altria”). On March 28, 2008 (the “Distribution Date”), Altria distributed all of its interest in PMI to Altria’s stockholders in a tax-free transaction pursuant to Section 355 of the U.S. Internal Revenue Code. For information regarding PMI’s separation from Altria and PMI’s other transactions with Altria Group, Inc. and its affiliates, see Note 4. Transactions with Altria Group, Inc. and Related Party.

Basis of presentation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the dates of the financial statements and the reported amounts of net revenues and expenses during the reporting periods. Significant estimates and assumptions include, among other things, pension and benefit plan assumptions, useful lives and valuation assumptions of goodwill and other intangible assets, marketing programs and income taxes. Actual results could differ from those estimates.

The consolidated financial statements include PMI, as well as its wholly owned and majority-owned subsidiaries. Investments in which PMI exercises significant influence (generally 20%-50% ownership interest) are accounted for under the equity method of accounting. Investments in which PMI has an ownership interest of less than 20%, or does not exercise significant influence, are accounted for with the cost method of accounting. All intercompany transactions and balances have been eliminated. Transactions between PMI and Altria are included in these consolidated financial statements.

Note 2. Summary of Significant Accounting Policies:

Cash and cash equivalents

Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less.

Depreciation and amortization

Property, plant and equipment are stated at historical cost and depreciated by the straight-line method over the estimated useful lives of the assets. Machinery and equipment are depreciated over periods ranging from 3 to 15 years, and buildings and building improvements over periods up to 40 years. Depreciation expense for 2010, 2009 and 2008 was $844 million, $779 million and $798 million, respectively.

Goodwill and non-amortizable intangible assets valuation

PMI tests goodwill and non-amortizable intangible assets for impairment annually or more frequently if events occur that would warrant such review. PMI performs its annual impairment analysis in the first quarter of each year. The impairment analysis involves comparing the fair value of each reporting unit or non-amortizable intangible asset to the carrying value. If the carrying value exceeds the fair value, goodwill or a non-amortizable

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

intangible asset is considered impaired. To determine the fair value of goodwill, PMI primarily uses a discounted cash flow model, supported by the market approach using earnings multiples of comparable companies. To determine the fair value of non-amortizable intangible assets, PMI primarily uses a discounted cash flow model applying the relief-from-royalty method. These discounted cash flow models include management assumptions relevant for forecasting operating cash flows, which are subject to changes in business conditions, such as volumes and prices, costs to produce, discount rates and estimated capital needs. Management considers historical experience and all available information at the time the fair values are estimated, and PMI believes these assumptions are consistent with the assumptions a hypothetical marketplace participant would use. PMI concluded that the fair value of our reporting units and non-amortizable intangible assets exceeded this carrying value and any reasonable movement in the assumptions would not result in an impairment. Since the March 28, 2008 spin-off from Altria, PMI has not recorded a charge to earnings for an impairment of goodwill or non-amortizable intangible assets.

Foreign currency translation

PMI translates the results of operations of its subsidiaries and affiliates using average exchange rates during each period, whereas balance sheet accounts are translated using exchange rates at the end of each period. Currency translation adjustments are recorded as a component of stockholders’ equity. In addition, some of PMI’s subsidiaries have assets and liabilities denominated in currencies other than their functional currencies, and to the extent those are not designated as net investment hedges, these assets and liabilities generate transaction gains and losses when translated into their respective functional currencies. PMI reported its net transaction gains (losses) of ($17) million, $9 million and ($54) million for the years ended December 31, 2010, 2009 and 2008, respectively, in marketing, administration and research costs on the consolidated statements of earnings.

Hedging instruments

Derivative financial instruments are recorded at fair value on the consolidated balance sheets as either assets or liabilities. Changes in the fair value of derivatives are recorded each period either in accumulated other comprehensive earnings (losses) or in earnings, depending on whether a derivative is designated and effective as part of a hedge transaction and, if it is, the type of hedge transaction. Gains and losses on derivative instruments reported in accumulated other comprehensive earnings (losses) are reclassified to the consolidated statements of earnings in the periods in which operating results are affected by the hedged item. Cash flows from hedging instruments are classified in the same manner as the affected hedged item in the consolidated statements of cash flows.

Impairment of long-lived assets

PMI reviews long-lived assets, including amortizable intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. PMI performs undiscounted operating cash flow analyses to determine if an impairment exists. For purposes of recognition and measurement of an impairment for assets held for use, PMI groups assets and liabilities at the lowest level for which cash flows are separately identifiable. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.

Income taxes

Prior to the Distribution Date, the accounts of PMI were included in Altria’s consolidated United States federal income tax return, and federal income taxes were computed on a separate company basis. PMI made payments to, or was reimbursed by, Altria for the tax effects resulting from its inclusion in Altria’s consolidated United States federal income tax return. Beginning March 31, 2008, PMI was no longer a member of the Altria consolidated tax return group and filed its own federal consolidated income tax return.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income tax provisions for jurisdictions outside the United States, as well as state and local income tax provisions, are determined on a separate company basis and the related assets, and liabilities are recorded in PMI’s consolidated balance sheets. Significant judgment is required in determining income tax provisions and in evaluating tax positions.

PMI recognizes accrued interest and penalties associated with uncertain tax positions as part of the provision for income taxes on the consolidated statements of earnings.

Inventories

Inventories are stated at the lower of cost or market. The first-in, first-out and average cost methods are used to cost substantially all inventories. It is a generally recognized industry practice to classify leaf tobacco inventory as a current asset although part of such inventory, because of the duration of the aging process, ordinarily would not be utilized within one year.

Marketing costs

PMI promotes its products with advertising, consumer incentives and trade promotions. Such programs include, but are not limited to, discounts, rebates, in-store display incentives and volume-based incentives. Advertising costs are expensed as incurred. Consumer incentive and trade promotion activities are recorded as a reduction of revenues based on amounts estimated as being due to customers and consumers at the end of a period, based principally on historical utilization. For interim reporting purposes, advertising and certain consumer incentive expenses are charged to earnings based on estimated sales and related expenses for the full year.

Revenue recognition

PMI recognizes revenues, net of sales incentives and including shipping and handling charges billed to customers, either upon shipment or delivery of goods when title and risk of loss pass to customers. Excise taxes billed by PMI to customers are reported in net revenues. Shipping and handling costs are classified as part of cost of sales and were $653 million, $603 million and $639 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Software costs

PMI capitalizes certain computer software and software development costs incurred in connection with developing or obtaining computer software for internal use. Capitalized software costs are included in property, plant and equipment on PMI’s consolidated balance sheets and are amortized on a straight-line basis over the estimated useful lives of the software, which do not exceed five years.

Stock-based compensation

PMI measures compensation cost for all stock-based awards at fair value on date of grant and recognizes the compensation costs over the service periods for awards expected to vest. The fair value of restricted stock and deferred stock is determined based on the number of shares granted and the market value at date of grant. The fair value of stock options is determined using a modified Black-Scholes methodology.

Prior to the Distribution Date, all employee stock incentive awards were granted by Altria.

Excess tax benefits from the vesting of stock-based awards of $32 million, $26 million and $16 million were recognized in additional paid-in capital as of December 31, 2010, 2009 and 2008, respectively, and were presented as financing cash flows.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Goodwill and Other Intangible Assets, net:

Goodwill and other intangible assets, net, by segment were as follows (in millions):

	Goodwill		Other Intangible Assets, net
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
European Union	$1,443	$1,539	$673	$699
Eastern Europe, Middle East & Africa	702	743	263	253
Asia	5,004	3,926	1,661	1,346
Latin America & Canada	3,012	2,904	1,276	1,248

Total	$10,161	$9,112	$3,873	$3,546

Goodwill is due primarily to PMI’s acquisitions in Canada, Indonesia, Mexico, Greece, Serbia, Colombia and Pakistan, as well as the business combination in the Philippines in February 2010. The movements in goodwill are as follows (in millions):

	European Union	Eastern Europe, Middle East & Africa	Asia	Latin America & Canada	Total
Balance at January 1, 2009	$1,456	$648	$3,387	$2,524	$8,015
Changes due to:
Acquisitions	58	163		38	259
Currency	25	(68)	539	342	838

Balance at December 31, 2009	1,539	743	3,926	2,904	9,112
Changes due to:
Philippines business combination			842		842
Other business combinations	8	5	2	2	17
Currency	(104)	(46)	234	106	190

Balance at December 31, 2010	$1,443	$702	$5,004	$3,012	$10,161

The increase in goodwill during 2010 from other business combinations relates to our new leaf procurement business in Brazil, which has been allocated to all of PMI’s reportable segments based on the projected use of Brazilian leaf. For further details on the transaction in the Philippines and other business combinations, see Note 6. Acquisitions and Other Business Arrangements.

The increase in goodwill from acquisitions during 2009 was due primarily to PMI’s September 2009 purchase of Swedish Match South Africa (Proprietary) Limited, its February 2009 purchase of the Petterøes tobacco business and its final purchase price allocation from the 2008 acquisition of Rothmans Inc. in Canada. For further details, see Note 6. Acquisitions and Other Business Arrangements.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Additional details of other intangible assets were as follows (in millions):

	December 31, 2010		December 31, 2009
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Non-amortizable intangible assets	$2,170		$2,080
Amortizable intangible assets	1,983	$280	1,663	$197

Total other intangible assets	$4,153	$280	$3,743	$197

Non-amortizable intangible assets substantially consist of trademarks from PMI’s acquisitions in Indonesia in 2005 and Mexico in 2007. Amortizable intangible assets consist primarily of certain trademarks, distribution networks and non-compete agreements associated with business combinations. The increase in other intangible assets during 2010 was due primarily to a business combination in the Philippines and currency movements. For further details, see Note 6. Acquisitions and Other Business Arrangements. The range of useful lives as well as the weighted-average remaining useful life of amortizable intangible assets at December 31, 2010, is as follows:

Description	Estimated Useful Lives	Weighted-Average Remaining Useful Lives
Trademarks	2 - 40 years	27 years

Distribution networks	20 - 30 years	17 years

Non-compete agreements	3 - 10 years	4 years

Farmer contracts	12.5 years	12 years

Pre-tax amortization expense for intangible assets during the years ended December 31, 2010, 2009 and 2008, was $88 million, $74 million and $44 million, respectively. Amortization expense for each of the next five years is estimated to be $95 million or less, assuming no additional transactions occur that require the amortization of intangible assets.

Note 4. Transactions with Altria Group, Inc. and Related Party:

Separation from Altria Group, Inc.

On January 30, 2008, the Altria Board of Directors announced Altria’s plans to spin off all of its interest in PMI to Altria’s stockholders in a tax-free transaction pursuant to Section 355 of the U.S. Internal Revenue Code (the “Spin-off”). The distribution of all of the PMI shares owned by Altria was made on March 28, 2008 (the “Distribution Date”) to stockholders of record as of the close of business on March 19, 2008 (the “Record Date”). Altria distributed one share of PMI common stock for each share of Altria common stock outstanding as of the Record Date.

Holders of Altria stock options were treated similarly to public stockholders and, accordingly, had their stock awards split into two instruments. Holders of Altria stock options received the following stock options, which, immediately after the Spin-off, had an aggregate intrinsic value equal to the intrinsic value of the pre-spin Altria options:

•	a new PMI option to acquire the same number of shares of PMI common stock as the number of Altria options held by such person on the Distribution Date; and

•	an adjusted Altria option for the same number of shares of Altria common stock with a reduced exercise price.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As stipulated by the Employee Matters Agreement between PMI and Altria, the exercise price of each option was developed to reflect the relative market values of PMI and Altria shares by allocating the price of Altria common stock before the distribution ($73.83) to PMI shares ($51.44) and Altria shares ($22.39), and then multiplying each of these allocated values by the Option Conversion Ratio. The Option Conversion Ratio was equal to the exercise price of the Altria option, prior to any adjustment for the distribution, divided by $73.83. As a result, the new PMI option and the adjusted Altria option have an aggregate intrinsic value equal to the intrinsic value of the pre-split Altria option.

Holders of Altria restricted stock or deferred stock awarded prior to January 30, 2008, retained their existing awards and received the same number of shares of restricted or deferred stock of PMI. The restricted stock and deferred stock will not vest until the completion of the original restriction period (typically, three years from the date of the original grant). Recipients of Altria deferred stock awarded on January 30, 2008, who were employed by Altria after the Distribution Date, received additional shares of deferred stock of Altria to preserve the intrinsic value of the award. Recipients of Altria deferred stock awarded on January 30, 2008, who were employed by PMI after the Distribution Date, received substitute shares of PMI deferred stock to preserve the intrinsic value of the award.

To the extent that employees of Altria and its remaining subsidiaries received PMI stock options, Altria reimbursed PMI in cash for the Black-Scholes fair value of the stock options received. To the extent that employees of PMI or its subsidiaries held Altria stock options, PMI reimbursed Altria in cash for the Black-Scholes fair value of the stock options. To the extent that employees of Altria and its remaining subsidiaries received PMI deferred stock, Altria paid PMI the fair value of the PMI deferred stock less the value of projected forfeitures. To the extent that employees of PMI or its subsidiaries held Altria restricted stock or deferred stock, PMI reimbursed Altria in cash for the fair value of the restricted or deferred stock less the value of projected forfeitures and any amounts previously charged to PMI for the restricted or deferred stock. Based upon the number of Altria stock awards outstanding at the Distribution Date, the net amount of these reimbursements resulted in a payment of $449 million from Altria to PMI. This reimbursement from Altria was reflected as an increase to the additional paid-in capital of PMI on the December 31, 2008, consolidated statement of stockholders’ equity.

Prior to the Spin-off, PMI was included in the Altria consolidated federal income tax return, and federal income tax contingencies were recorded as liabilities on the balance sheet of Altria. In April 2008, Altria reimbursed PMI in cash for these liabilities, which were $97 million.

Prior to the Spin-off, certain employees of PMI participated in the U.S. benefit plans offered by Altria. Since the Distribution Date, the benefits previously provided by Altria are now provided by PMI. As a result, new plans have been established by PMI, and the related plan assets (to the extent that the benefit plans were previously funded) and liabilities have been transferred to the new plans. The transfer of these benefits resulted in PMI recording additional liabilities of $103 million in its consolidated balance sheet, partially offset by the related deferred tax assets ($22 million) and an adjustment to stockholders’ equity ($26 million). During 2008, Altria paid PMI $55 million related to the transfer of these benefits.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A subsidiary of Altria provided PMI with certain corporate services at cost plus a management fee. After the Distribution Date, PMI undertook these activities, and services provided to PMI ceased in 2008. All intercompany accounts with Altria were settled in cash. As shown in the table below, the settlement of the intercompany accounts (including the amounts discussed above related to stock awards, tax contingencies and benefit plan liabilities) resulted in a net payment from Altria to PMI of $275 million.

(in millions)
Modifications to Altria Group, Inc. stock awards	$449
Transfer of federal income tax contingencies	97
Transfer of employee benefit plan liabilities	55
Settlement of intercompany account (primarily taxes)	(326)

Net amount received from Altria Group, Inc. and affiliates	$275

As part of the Spin-off, PMI paid $4.0 billion in special dividends in addition to its normal dividends to Altria. PMI paid $3.1 billion of these special dividends in 2007 and the remaining $900 million in the first quarter of 2008.

Corporate services

On March 28, 2008, PMI entered into a Transition Services Agreement and an Employee Matters Agreement to provide certain transition services after the Spin-off and to govern Altria and PMI’s respective obligations with respect to employees and the related compensation and benefit plans. As discussed in Note 11. Income Taxes, Altria and PMI also entered into a Tax Sharing Agreement to govern the parties’ respective rights and obligations with regard to taxes.

On March 28, 2008, PMI Global Services Inc. purchased from Altria Corporate Services, Inc. (“ALCS”), at a fair market value of $108 million, a subsidiary of ALCS, the principal assets of which were two Gulfstream airplanes. Given that the purchase was from an entity under common control, the planes were recorded at book value ($89 million) and a portion of the purchase price ($19 million) was treated as a dividend to Altria.

Operations

Prior to 2009, PMI had contracts with Philip Morris USA Inc. (“PM USA”), a U.S. tobacco subsidiary of Altria, for the purchase of U.S.-grown tobacco leaf, the contract manufacture of cigarettes for export from the United States and certain research and development activities. Billings for services were generally based upon PM USA’s cost to provide such services, plus a service fee. The cost of leaf purchases was the market price of the leaf plus a service fee. Fees paid have been included in operating cash flows on PMI’s consolidated statements of cash flows.

In 2008, PMI terminated its contract manufacturing arrangement with PM USA and completed the process of shifting all of its PM USA contract manufactured production to PMI facilities in Europe during the fourth quarter of 2008. During the first quarter of 2008, PMI recorded exit costs of $15 million related to the termination of its manufacturing contract with PM USA.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During 2008, the goods and services purchased from PM USA were as follows (in millions):

2008
Contract manufacturing, cigarette volume	24,692

Contract manufacturing expense	$431
Research and development, net of billings to PM USA	(2)

Total pre-tax expense	$429

Leaf purchases	$88

Contract manufacturing expense included the cost of cigarettes manufactured for PMI, as well as the cost of PMI’s purchases of reconstituted tobacco and production materials. The expenses shown above also included total service fees of $20 million for the year ended December 31, 2008.

Effective as of January 1, 2008, PMI entered into an Intellectual Property Agreement with PM USA. The Intellectual Property Agreement governs the ownership of intellectual property between PMI and PM USA. Ownership of the jointly funded intellectual property has been allocated as follows:

•	PMI owns all rights to the jointly funded intellectual property outside the United States, its territories and possessions; and

•	PM USA owns all rights to the jointly funded intellectual property in the United States, its territories and possessions.

Ownership of intellectual property related to patent applications and resulting patents based solely on the jointly funded intellectual property, regardless of when filed or issued, will be exclusive to PM USA in the United States, its territories and possessions and exclusive to PMI everywhere else in the world. Additionally, the Intellectual Property Agreement contains provisions concerning intellectual property that is independently developed by PMI and PM USA following the Spin-off.

Related Party

Grupo Carso, S.A.B. de C.V. (“Grupo Carso”) retains a 20% noncontrolling interest in PMI’s Mexican tobacco business. A director of PMI has an affiliation with Grupo Carso. In 2007, PMI and Grupo Carso entered into an agreement for PMI to potentially acquire, or for Grupo Carso to potentially sell to PMI, Grupo Carso’s remaining 20% interest in the future.

Note 5. Asset Impairment and Exit Costs:

During 2010, 2009 and 2008, pre-tax asset impairment and exit costs consisted of the following (in millions):

	2010	2009	2008
Separation programs:
European Union	$27	$29	$66
Latin America & Canada			3

Total separation programs	27	29	69

Contract termination charges:
Eastern Europe, Middle East & Africa			1
Asia	20		14

Total contract termination charges	20	—	15

Asset impairment and exit costs	$47	$29	$84

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

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Exit Costs:

Separation Programs

PMI recorded pre-tax separation program charges of $27 million, $29 million, and $69 million for the years ended December 31, 2010, 2009 and 2008, respectively. The pre-tax separation program charges primarily related to severance costs in the European Union.

Contract Termination Charges

On February 25, 2010, PMI’s affiliate, Philip Morris Philippines Manufacturing Inc. (“PMPMI”), and Fortune Tobacco Corporation (“FTC”) combined their respective business activities by transferring selected assets and liabilities of PMPMI and FTC to a new company called PMFTC Inc. (“PMFTC”). For further details on this business combination, see Note 6. Acquisitions and Other Business Arrangements. During the fourth quarter of 2010, PMI recorded exit costs of $20 million related to the early termination of a transition services agreement between FTC and PMFTC.

As previously discussed in Note 4. Transactions with Altria Group, Inc. and Related Party, PMI terminated its contract manufacturing arrangement with PM USA in 2008 and completed the process of shifting all of its PM USA contract manufactured production to PMI facilities in Europe during the fourth quarter of 2008. During the first quarter of 2008, PMI recorded exit costs of $15 million related to the termination of its manufacturing contract with PM USA.

Movement in Exit Cost Liabilities

The movement in the exit cost liabilities for PMI was as follows (in millions):

Liability balance, January 1, 2009	$115
Charges	29
Cash spent	(56)
Currency/other	(4)

Liability balance, December 31, 2009	$84
Charges, net of accrual reversal of $5	47
Cash spent	(75)
Currency/other	(8)

Liability balance, December 31, 2010	$48

Cash payments related to exit costs at PMI were $75 million, $56 million and $99 million for the years ended December 31, 2010, 2009 and 2008, respectively. Future cash payments for exit costs incurred to date are expected to be approximately $48 million, which will be substantially paid by the end of 2012.

Note 6. Acquisitions and Other Business Arrangements:

Philippines Business Combination:

On February 25, 2010, PMI’s affiliate, Philip Morris Philippines Manufacturing Inc. (“PMPMI”), and Fortune Tobacco Corporation (“FTC”) combined their respective business activities by transferring selected assets and liabilities of PMPMI and FTC to a new company called PMFTC Inc. (“PMFTC”). PMPMI and FTC hold equal economic interests in PMFTC, while PMI manages the day-to-day operations of PMFTC and has a majority of its Board of Directors. Consequently, PMI accounts for the contributed assets and liabilities of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FTC as a business combination. The establishment of PMFTC permits both parties to benefit from their respective, complementary brand portfolios, as well as cost synergies from the resulting integration of manufacturing, distribution and procurement, and the further development and advancement of tobacco growing in the Philippines.

As PMI has control of PMFTC, the contribution of PMPMI’s net assets was recorded at book value, while the contribution of the FTC net assets to PMFTC was recorded at fair value. The difference between the two contributions resulted in an increase to PMI’s additional paid-in capital of $477 million.

The fair value of the assets and liabilities contributed by FTC in this non-cash transaction has been determined to be $1.17 billion, and this final fair value has been primarily allocated to goodwill ($842 million), inventories ($486 million), property, plant and equipment ($289 million) and brands ($240 million), partially offset by long-term debt ($495 million, of which $77 million was shown as current portion of long-term debt), deferred taxes ($138 million, net of $18 million of current deferred tax assets) and other current liabilities.

FTC also holds the right to sell its interest in PMFTC to PMI, except in certain circumstances, during the period from February 25, 2015 through February 24, 2018, at an agreed-upon value of $1.17 billion, which is recorded on PMI’s consolidated balance sheet as a redeemable noncontrolling interest at the date of the business combination. The amount of FTC’s redeemable noncontrolling interest at the date of the business combination was determined as follows (in millions):

Noncontrolling interest in contributed net assets	$693
Accretion to redeemable value	477

Redeemable noncontrolling interest at date of business combination	$1,170

PMI decided to immediately recognize the accretion to redeemable value rather than recognizing it over the term of the agreement with FTC. This accretion has been charged against additional paid-in capital and fully offsets the increase that resulted from the contributions of net assets to PMFTC, noted above.

With the consolidation of PMFTC, FTC’s share of PMFTC’s comprehensive income or loss is attributable to the redeemable noncontrolling interest, impacting the carrying value. To the extent that the attribution of these amounts would cause the carrying value to fall below the redemption amount of $1.17 billion, the carrying amount would be adjusted back up to the redemption value through stockholders’ equity. The movement in redeemable noncontrolling interest after the business combination is as follows (in millions):

Redeemable noncontrolling interest at date of business combination	$1,170
Share of net earnings for the year ended December 31, 2010	26
Dividend payments	(24)
Currency translation for the year ended December 31, 2010	16

Redeemable noncontrolling interest at December 31, 2010	$1,188

In future periods, if the fair value of 50% of PMFTC were to drop below the redemption value of $1.17 billion, the difference would be treated as a special dividend to FTC and would reduce PMI’s earnings per share. Reductions in earnings per share may be partially or fully reversed in subsequent periods if the fair value of the redeemable noncontrolling interest increases relative to the redemption value. Such increases in earnings per share would be limited to cumulative prior reductions.

Brazil:

In June 2010, PMI announced that its affiliate, Philip Morris Brasil Industria e Comercio Ltda. (“PMB”), will begin directly sourcing tobacco leaf from approximately 17,000 tobacco farmers in Southern Brazil. This initiative enhances PMI’s direct involvement in the supply chain and is expected to provide approximately 10% of PMI’s global leaf requirements. The vertically integrated structure was made possible following

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

separate agreements with two current leaf suppliers in Brazil, Alliance One Brasil Exportadora de Tabacos Ltda. (“AOB”) and Universal Leaf Tabacos Ltda. (“ULT”). These agreements resulted in AOB assigning approximately 9,000 contracts with tobacco farmers to PMB and ULT assigning approximately 8,000 contracts with tobacco farmers to PMB. As a result, PMB offered employment to more than 200 employees, most of them agronomy specialists, and acquired related assets in Southern Brazil. The purchase price for the net assets and the contractual relationships was $83 million. PMI accounted for these transactions as a business combination. The preliminary allocation of the purchase price was to other intangible assets ($34 million, farmers contracts), inventories ($33 million), goodwill ($17 million), property, plant and equipment ($16 million) and other non-current assets ($11 million), partially offset by other current liabilities ($28 million, which consists primarily of the total amount of bank guarantees for tobacco farmers’ rural credit facilities).

Colombia:

In July 2009, PMI entered into an agreement to purchase 100% of the shares of privately owned Colombian cigarette manufacturer, Productora Tabacalera de Colombia, Protabaco Ltda. (“Protabaco”), for $452 million. The transaction was subject to competition authority approval and final confirmatory due diligence. In October 2010, the Colombian competition authority issued its final decision pertaining to PMI’s application for the acquisition. Approval to proceed with the acquisition had been granted subject to several significant conditions and constraints. In January 2011, PMI announced that it will no longer pursue its intention to acquire Protabaco. After a review of its options, PMI concluded that the transaction, in light of the conditions, would not satisfy the financial objectives that were originally envisaged.

Rothmans:

In October 2008, PMI completed the acquisition of Rothmans Inc. (“Rothmans”), which is located in Canada, for CAD 2.0 billion (approximately $1.9 billion based on exchange rates prevailing at the time of the acquisition). Prior to being acquired by PMI, Rothmans’ sole holding was a 60% interest in Rothmans, Benson & Hedges Inc. (“RBH”). The remaining 40% interest in RBH was owned by PMI. From January 2008 to September 2008, PMI recorded equity earnings on its equity interest in RBH. After the completion of the acquisition, Rothmans became a wholly owned subsidiary of PMI and, as a result, PMI recorded all of Rothmans’ earnings during the fourth quarter of 2008. Rothmans contributed $187 million of incremental operating income and $80 million of incremental net earnings attributable to PMI during the year ended December 31, 2009.

Other:

In September 2009, PMI acquired Swedish Match South Africa (Proprietary) Limited, for ZAR 1.93 billion (approximately $256 million based on exchange rates prevailing at the time of the acquisition), including acquired cash.

In February 2009, PMI purchased the Petterøes tobacco business for $209 million. Assets purchased consisted primarily of definite-lived trademarks of other tobacco products primarily sold in Norway and Sweden.

In June 2008, PMI purchased the fine cut trademark Interval and certain other trademarks in the other tobacco products category from Imperial Tobacco Group PLC for $407 million. This purchase is reflected in other investing activities in the consolidated statement of cash flows for the year ended December 31, 2008.

The effect of these other acquisitions presented above was not material to PMI’s consolidated financial position, results of operations or operating cash flows in any of the periods presented.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7. Indebtedness:

Short-Term Borrowings:

At December 31, 2010 and 2009, PMI’s short-term borrowings and related average interest rates consisted of the following (in millions):

	December 31, 2010		December 31, 2009
	Amount Outstanding	Average Year-End Rate	Amount Outstanding	Average Year-End Rate
Commercial paper	$1,209	0.2%	$1,350	0.2%
Bank loans	538	6.0	312	7.8

	$1,747		$1,662

Given the mix of subsidiaries and their respective local economic environments, the average interest rate for bank loans above can vary significantly from day to day and country to country.

The fair values of PMI’s short-term borrowings at December 31, 2010 and 2009, based upon current market interest rates, approximate the amounts disclosed above.

Long-Term Debt:

At December 31, 2010 and 2009, PMI’s long-term debt consisted of the following (in millions):

	2010	2009
U.S. dollar notes, 4.500% to 6.875% (average interest rate 5.640%), due through 2038	$8,190	$7,199
Foreign currency obligations:
Euro notes payable (average interest rate 5.240%), due through 2016	4,899	5,378
Swiss franc notes payable (average interest rate 3.625%), due through 2013	1,050	969
Other (average interest rate 3.647%), due through 2024	616	208

	14,755	13,754
Less current portion of long-term debt	1,385	82

	$13,370	$13,672

Debt offerings in 2010:

In March 2010, PMI issued $1.0 billion of 4.50% U.S. dollar notes due March 2020. Interest is payable semiannually, beginning in September 2010. The net proceeds from the sale of the securities ($983 million) were used to meet PMI’s working capital requirements, repurchase PMI’s common stock, refinance debt and for general corporate purposes.

Other debt:

Other foreign currency debt above includes $137 million and $205 million at December 31, 2010 and 2009, respectively, of capital lease obligations primarily associated with PMI’s vending machine distribution network in Japan. Other foreign currency debt also includes long-term debt from our business combination in the Philippines and mortgage debt at December 31, 2010.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Aggregate maturities:

Aggregate maturities of long-term debt are as follows (in millions):

2011	$1,385
2012	2,229
2013	2,845
2014	1,252
2015	986
2016-2020	4,492
2021-2025	148
Thereafter	1,500

14,837
Debt discounts	(82)

Total long-term debt	$14,755

See Note 16. Fair Value Measurements for additional disclosures related to the fair value of PMI’s debt.

Credit Facilities:

On March 29, 2010, PMI entered into a new multi-year revolving credit facility in the amount of $2.5 billion, which expires on September 30, 2013. This new revolving credit facility replaced the Euro 2.0 billion five-year revolving credit facility, which was to expire on May 12, 2010, and the $1.0 billion three-year revolving credit facility, which was to expire on December 4, 2010.

At December 31, 2010, PMI’s committed credit facilities and commercial paper were as follows (in billions of dollars):

Type	Committed Credit Facilities	Commercial Paper
3.5-year revolving credit, expiring September 30, 2013	$2.5

5-year revolving credit, expiring December 4, 2012	2.7

Total facilities	$5.2

Commercial paper outstanding		$1.2

At December 31, 2010, there were no borrowings under the committed credit facilities.

These facilities require PMI to maintain a ratio of consolidated earnings before interest, taxes, depreciation and amortization (“consolidated EBITDA”) to consolidated interest expense of not less than 3.5 to 1.0 on a rolling twelve-month basis. At December 31, 2010, PMI’s ratio calculated in accordance with the agreements was 13.7 to 1.0. These facilities do not include any credit rating triggers, material adverse change clauses or any provisions that could require PMI to post collateral. These facilities can be used to support the issuance of commercial paper in Europe and the United States. The terms “consolidated EBITDA” and “consolidated interest expense,” both of which include certain adjustments, are defined in the facilities previously filed with the Securities and Exchange Commission.

In addition to the committed credit facilities shown above, certain PMI subsidiaries maintain short-term credit arrangements to meet their respective working capital needs. These credit arrangements, which amounted to approximately $1.6 billion at December 31, 2010, are for the sole use of the subsidiaries. Borrowings under these arrangements amounted to $538 million and $312 million at December 31, 2010 and 2009, respectively.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8. Capital Stock:

As discussed in Note 1. Background and Basis of Presentation, on March 28, 2008, Altria completed the distribution of one share of PMI common stock for each share of Altria common stock outstanding as of the Record Date. As a result, PMI had 2,108,901,789 shares of common stock outstanding immediately following the distribution. PMI commenced a $13.0 billion two-year share repurchase program on May 1, 2008. On April 30, 2010, PMI completed the $13.0 billion share repurchase program, which resulted in the purchase of 277.6 million shares at an average price of $46.83 per share. On May 1, 2010, PMI commenced a new $12 billion three-year share repurchase program. From May 1, 2010, through December 31, 2010, PMI repurchased 55.9 million shares of its common stock at a cost of $3.0 billion, or $52.79 per share, under this new repurchase program. During 2010, 2009 and 2008, PMI repurchased $5.0 billion, $5.5 billion and $5.4 billion, respectively, of its common stock.

Shares of authorized common stock are 6.0 billion; issued, repurchased and outstanding shares after the distribution by Altria were as follows:

	Shares Issued	Shares Repurchased	Shares Outstanding
Balances, March 28, 2008	2,108,901,789	—	2,108,901,789

Repurchase of shares		(106,775,475)	(106,775,475)
Exercise of stock options and issuance of other stock awards	414,542	4,722,204	5,136,746

Balances, December 31, 2008	2,109,316,331	(102,053,271)	2,007,263,060

Repurchase of shares		(129,732,863)	(129,732,863)
Exercise of stock options and issuance of other stock awards		9,634,306	9,634,306

Balances, December 31, 2009	2,109,316,331	(222,151,828)	1,887,164,503

Repurchase of shares		(97,053,310)	(97,053,310)
Exercise of stock options and issuance of other stock awards		11,672,297	11,672,297

Balances, December 31, 2010	2,109,316,331	(307,532,841)	1,801,783,490

At December 31, 2010, 43,313,320 shares of common stock were reserved for stock options and other stock awards under PMI’s stock plans, and 250 million shares of preferred stock, without par value, were authorized but unissued. PMI currently has no plans to issue any shares of preferred stock.

Note 9. Stock Plans:

Performance Incentive Plan and Stock Compensation Plan for Non-Employee Directors

Under the Philip Morris International Inc. 2008 Performance Incentive Plan (the “Plan”), PMI may grant to certain eligible employees stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock and deferred stock units and other stock-based awards based on PMI’s common stock, as well as performance-based incentive awards. Up to 70 million shares of PMI’s common stock may be issued under the

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Plan. At March 31, 2008, approximately 34.1 million shares were granted under the Plan to reflect PMI’s Spin-off from Altria. At December 31, 2010, 31,002,026 shares were available for grant under the Plan.

PMI also adopted the Philip Morris International Inc. 2008 Stock Compensation Plan for Non-Employee Directors (the “Non-Employee Directors Plan”). A non-employee director is defined as each member of the PMI Board of Directors who is not a full-time employee of PMI or of any corporation in which PMI owns, directly or indirectly, stock possessing at least 50% of the total combined voting power of all classes of stock entitled to vote in the election of directors in such corporation. Up to 1,000,000 shares of PMI common stock may be awarded under the Non-Employee Directors Plan. As of December 31, 2010, shares available for grant under the plan were 842,345.

Stock Option Awards

In connection with the PMI Spin-off, Altria employee stock options were modified through the issuance of PMI employee stock options and the adjustment of the stock option exercise prices for the Altria awards. As a result of these modifications, the aggregate intrinsic value of the PMI and Altria stock options immediately after the Spin-off was not greater than the aggregate intrinsic value of the Altria stock options before the Spin-off. Since the Black-Scholes fair values of the awards immediately before and immediately after the Spin-off were equivalent, as measured in accordance with the FASB authoritative guidance for Stock Compensation, no incremental compensation expense was recorded as a result of the modification of the Altria awards.

At December 31, 2010, PMI shares subject to option were as follows:

	Shares Subject to Option	Weighted- Average Exercise Price	Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance at January 1, 2010	13,566,174	$24.10
Options exercised	(9,849,877)	23.36
Options cancelled	(35,785)	15.17

Balance/Exercisable at December 31, 2010	3,680,512	26.14	1 year	$119 million

After the Spin-off, the total intrinsic value of PMI options exercised for the years ended December 31, 2010, 2009 and 2008, were $292 million, $222 million and $147 million, respectively.

Restricted and Deferred Stock Awards

PMI may grant restricted stock and deferred stock awards to eligible employees, giving them in most instances all of the rights of stockholders, except that they may not sell, assign, pledge or otherwise encumber such shares. Such shares are subject to forfeiture if certain employment conditions are not met. Restricted stock and deferred stock awards generally vest on the third anniversary of the grant date.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During 2010, the activity for restricted stock and deferred stock awards was as follows:

	Number of Shares	Weighted- Average Grant Date Fair Value Per Share
Balance at January 1, 2010	7,439,543	$47.00
Granted	3,553,630	47.54
Vested	(1,997,792)	61.76
Forfeited	(226,674)	43.94

Balance at December 31, 2010	8,768,707	43.94

The weighted-average grant date fair value of the restricted stock and deferred stock awards granted to PMI employees during the years ended December 31, 2010, 2009 and 2008, was $169 million, $142 million and $102 million, or $47.54, $37.01 and $51.44 per restricted or deferred share, respectively. The fair value of the restricted stock and deferred stock awards at the date of grant is amortized to expense ratably over the restriction period. PMI recorded compensation expense for these restricted stock and deferred stock awards of $127 million, $93 million and $68 million for the years ended December 31, 2010, 2009 and 2008. The unamortized compensation expense related to restricted stock and deferred stock awards was $169 million at December 31, 2010, and is expected to be recognized over a weighted-average period of two years.

For the year ended December 31, 2010, 2.0 million shares of PMI restricted stock and deferred stock awards vested. Of this amount, 1.4 million shares went to PMI employees, and the remainder went to Altria employees who held PMI stock awards as a result of the Spin-off. The grant date fair value of all the vested shares was approximately $123 million. The total fair value of restricted stock and deferred stock awards that vested in 2010 was approximately the same as the grant date fair value. The grant price information for restricted stock and deferred stock awarded prior to January 30, 2008, reflects the historical market price of Altria stock at date of grant and was not adjusted to reflect the Spin-off.

For the year ended December 31, 2009, 1.5 million shares of PMI restricted stock and deferred stock awards vested. Of this amount, 1.0 million shares went to PMI employees, and the remainder went to Altria and Kraft Foods Inc. employees who held PMI stock awards as a result of the Spin-off. The grant date fair value of all the vested shares was approximately $107 million. The total fair value of restricted stock and deferred stock awards that vested in 2009 was approximately the same as the grant date fair value.

Following the Spin-off from Altria, 0.3 million shares of PMI restricted and deferred stock awards vested in the year ended December 31, 2008. The total fair value of restricted stock and deferred stock awards that vested after the Spin-off in 2008 was approximately $14 million. For the period prior to the Spin-off from Altria in 2008, the total fair value of vested Altria and Kraft Foods Inc. stock awards held by PMI employees was $69 million.

Note 10. Earnings per Share:

Unvested share-based payment awards that contain non-forfeitable rights to dividends are participating securities and therefore are included in PMI’s earnings per share calculation pursuant to the two-class method.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Basic and diluted earnings per share (“EPS”) were calculated using the following (in millions):

	For the Years Ended December 31,
	2010	2009	2008
Net earnings attributable to PMI	$7,259	$6,342	$6,890
Less distributed and undistributed earnings attributable to share-based payment awards	33	23	15

Net earnings for basic and diluted EPS	$7,226	$6,319	$6,875

Weighted-average shares for basic EPS	1,839	1,943	2,068
Plus incremental shares from assumed conversions:
Stock options	3	7	8

Weighted-average shares for diluted EPS	1,842	1,950	2,076

For the 2009 computation, the number of stock options excluded from the calculation of weighted-average shares for diluted EPS, because their effects were antidilutive, was immaterial. For the 2010 and 2008 computations, there were no antidilutive stock options.

As discussed in Note 1. Background and Basis of Presentation, on March 28, 2008, Altria completed the distribution of one share of PMI common stock for each share of Altria common stock outstanding as of the Record Date. As a result, PMI had 2,108,901,789 shares of common stock outstanding immediately following the distribution. As a result of the distribution, all EPS amounts prior to the Distribution Date were adjusted to reflect the new capital structure of PMI. The same number of shares is being used for both diluted EPS and basic EPS for all periods prior to the Distribution Date, as no PMI equity awards were outstanding prior to the Distribution Date.

Note 11. Income Taxes:

Earnings before income taxes and provision for income taxes consisted of the following for the years ended December 31, 2010, 2009 and 2008 (in millions):

	2010	2009	2008

Earnings before income taxes	$10,324	$9,243	$9,937

Provision for income taxes:
United States federal:
Current	$157	$348	$470
Deferred	145	(202)	52

	302	146	522
State and local	1	1	(23)

Total United States	303	147	499

Outside United States:
Current	2,567	2,213	2,335
Deferred	(44)	331	(47)

Total outside United States	2,523	2,544	2,288

Total provision for income taxes	$2,826	$2,691	$2,787

United States income tax is primarily attributable to repatriation costs.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2010, applicable United States federal income taxes and foreign withholding taxes have not been provided on approximately $14 billion of accumulated earnings of foreign subsidiaries that are expected to be permanently reinvested. The determination of the amount of deferred tax related to these earnings is not practicable.

On March 28, 2008, PMI entered into a Tax Sharing Agreement (the “Tax Sharing Agreement”) with Altria. The Tax Sharing Agreement generally governs PMI’s and Altria’s respective rights, responsibilities and obligations for pre-distribution periods and for potential taxes on the Spin-off. With respect to any potential tax resulting from the Spin-off, responsibility for the tax will be allocated to the party that acted (or failed to act) in a manner that resulted in the tax.

The U.S. federal statute of limitations remains open for the years 2004 and onward, with years 2004 to 2006 currently under examination by the IRS. Foreign and U.S. state jurisdictions have statutes of limitations generally ranging from three to five years. Years still open to examination by foreign tax authorities in major jurisdictions include Germany (2002 onward), Indonesia (2007 onward), Russia (2010 onward) and Switzerland (2009 onward). PMI is currently under examination in various foreign jurisdictions.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in millions):

	2010	2009	2008
Balance at January 1,	$174	$160	$163
Additions based on tax positions related to the current year	18	26	35
Additions for tax positions of previous years	35	1	14
Reductions for tax positions of prior years	(125)	(15)	(33)
Reductions due to lapse of statute of limitations	(1)		(2)
Settlements	(6)	(2)	(13)
Other		4	(4)

Balance at December 31,	$95	$174	$160

Unrecognized tax benefits and PMI’s liability for contingent income taxes, interest and penalties were as follows (in millions):

	December 31, 2010	December 31, 2009	December 31, 2008
Unrecognized tax benefits	$95	$174	$160
Accrued interest and penalties	30	48	47
Tax credits and other indirect benefits	(58)	(33)	(34)

Liability for tax contingencies	$67	$189	$173

The amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate was $37 million at December 31, 2010. The remainder, if recognized, would principally affect deferred taxes.

For the years ended December 31, 2010, 2009 and 2008, PMI recognized (income) expense in its consolidated statements of earnings of ($17) million, ($1) million and $1 million, respectively, related to interest and penalties.

PMI is regularly examined by tax authorities around the world. Although PMI does not anticipate the closure of any significant tax audits in the next twelve months, examinations could result in a change in unrecognized tax benefits along with related interest and penalties.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The effective income tax rate on pre-tax earnings differed from the U.S. federal statutory rate for the following reasons for the years ended December 31, 2010, 2009 and 2008:

	2010	2009	2008
U.S. federal statutory rate	35.0%	35.0%	35.0%
Increase (decrease) resulting from:
Foreign rate differences	(10.0)	(8.6)	(9.5)
Dividend repatriation cost	3.5	2.5	2.5
Reversal of tax reserves no longer required	(1.4)
Other	0.3	0.2	0.1

Effective tax rate	27.4%	29.1%	28.1%

The 2010 effective tax rate was favorably impacted by the reversal of tax reserves ($148 million) following the conclusion of the IRS examination of Altria Group, Inc.’s consolidated tax returns for the years 2000 through 2003, partially offset by the negative impact of an enacted increase in corporate income tax rates in Greece ($21 million) and the net result of an audit in Italy ($6 million).

The 2008 effective tax rate included the adoption of U.S. income tax regulations proposed in 2008 ($154 million) and the enacted reduction of future corporate income tax rates in Indonesia ($67 million), partially offset by the impact of the after-tax charge of $124 million related to the RBH settlement with the Government of Canada and all ten provinces, and the tax cost of a legal entity restructuring ($45 million).

The tax effects of temporary differences that gave rise to deferred income tax assets and liabilities consisted of the following (in millions):

	At December 31,
	2010	2009
Deferred income tax assets:
Accrued postretirement and postemployment benefits	$214	$210
Accrued pension costs	118	145
Inventory	61	2
Foreign exchange		99
Other	195	192

Total deferred income tax assets	588	648

Deferred income tax liabilities:
Trade names	(860)	(757)
Property, plant and equipment	(395)	(321)
Unremitted earnings	(817)	(709)
Foreign exchange	(57)

Total deferred income tax liabilities	(2,129)	(1,787)

Net deferred income tax liabilities	$(1,541)	$(1,139)

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12. Segment Reporting:

PMI’s subsidiaries and affiliates are engaged in the manufacture and sale of cigarettes and other tobacco products in markets outside of the United States of America. Reportable segments for PMI are organized and managed by geographic region. PMI’s reportable segments are European Union; Eastern Europe, Middle East & Africa; Asia; and Latin America & Canada. PMI records net revenues and operating companies income to its segments based upon the geographic area in which the customer resides.

PMI’s management evaluates segment performance and allocates resources based on operating companies income, which PMI defines as operating income before general corporate expenses and amortization of intangibles. Interest expense, net, and provision for income taxes are centrally managed and, accordingly, such items are not presented by segment since they are excluded from the measure of segment profitability reviewed by management. Information about total assets by segment is not disclosed because such information is not reported to or used by PMI’s chief operating decision maker. Segment goodwill and other intangible assets, net, are disclosed in Note 3. Goodwill and Other Intangible Assets, net. The accounting policies of the segments are the same as those described in Note 2. Summary of Significant Accounting Policies.

Segment data were as follows (in millions):

	For the Years Ended December 31,
	2010	2009	2008
Net revenues:
European Union	$28,050	$28,550	$30,265
Eastern Europe, Middle East & Africa	15,928	13,865	14,817
Asia	15,235	12,413	12,222
Latin America & Canada	8,500	7,252	6,336

Net revenues (1)	$67,713	$62,080	$63,640

(1)      Total net revenues attributable to customers located in Germany, PMI’s largest market in terms of net revenues, were $7.5 billion, $7.9 billion and $8.6 billion for the years ended December 31, 2010, 2009 and 2008, respectively.

Earnings before income taxes:
Operating companies income:
European Union	$4,311	$4,506	$4,738
Eastern Europe, Middle East & Africa	3,152	2,663	3,119
Asia	3,049	2,436	2,057
Latin America & Canada	953	666	520
Amortization of intangibles	(88)	(74)	(44)
General corporate expenses	(177)	(157)	(142)

Operating income	11,200	10,040	10,248
Interest expense, net	(876)	(797)	(311)

Earnings before income taxes	$10,324	$9,243	$9,937

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	For the Years Ended December 31,
	2010	2009	2008
Depreciation expense:
European Union	$212	$211	$259
Eastern Europe, Middle East & Africa	215	206	228
Asia	332	286	244
Latin America & Canada	75	64	62

	834	767	793
Other	10	12	5

Total depreciation expense	$844	$779	$798

Capital expenditures:
European Union	$329	$393	$558
Eastern Europe, Middle East & Africa	102	130	172
Asia	161	116	173
Latin America & Canada	120	72	65

	712	711	968
Other	1	4	131

Total capital expenditures	$713	$715	$1,099

	At December 31,
	2010	2009	2008
Long-lived assets:
European Union	$3,226	$3,319	$3,180
Eastern Europe, Middle East & Africa	1,158	1,260	1,307
Asia	1,765	1,452	1,458
Latin America & Canada	663	549	466

	6,812	6,580	6,411
Other	195	197	137

Total long-lived assets	$7,007	$6,777	$6,548

Long-lived assets consist of non-current assets other than goodwill, other intangible assets, net, and deferred tax assets. PMI’s largest market in terms of long-lived assets is Switzerland. Total long-lived assets located in Switzerland, which is reflected in the European Union segment above, were $1.0 billion, $976 million and $929 million at December 31, 2010, 2009 and 2008, respectively.

Items affecting the comparability of results from operations were as follows:

•	Asset Impairment and Exit Costs – See Note 5. Asset Impairment and Exit Costs, for a breakdown of asset impairment and exit costs by segment.

•

Colombian Investment and Cooperation Agreement charge – During the second quarter of 2009, PMI recorded a pre-tax charge of $135 million related to the Investment and Cooperation Agreement in Colombia. The charge was recorded in the operating companies income of the Latin America & Canada segment. See Note 18. Colombian Investment and Cooperation Agreement for additional information.

•

Equity Loss from RBH Legal Settlement – During the second quarter of 2008, PMI recorded a $124 million charge related to the RBH settlement with the Government of Canada and all ten provinces. This charge was recorded in the operating companies income of the Latin America & Canada segment. See Note 19. RBH Legal Settlement for additional information.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

•

Charge related to previous distribution agreement in Canada – During the third quarter of 2008, PMI recorded a pre-tax charge of $61 million related to a previous distribution agreement in Canada. This charge was recorded in the operating companies income of the Latin America & Canada segment.

•	Acquisitions and Other Business Arrangements – For further details, see Note 6. Acquisitions and Other Business Arrangements.

Note 13. Benefit Plans:

Pension coverage for employees of PMI’s subsidiaries is provided, to the extent deemed appropriate, through separate plans, many of which are governed by local statutory requirements. Prior to the Spin-off, certain employees of PMI participated in the U.S. benefit plans offered by Altria. After the Distribution Date, the benefits previously provided by Altria are now provided by PMI. As a result, new postretirement and pension plans have been established by PMI, and the related plan assets (to the extent that the benefit plans were previously funded) and liabilities have been transferred to the new plans.

In December 2008, PMI adopted the provisions of amended FASB authoritative guidance for Retirement Benefits that requires an entity to measure plan assets and benefit obligations as of the date of its fiscal year-end statement of financial position. Prior to this adoption, PMI historically used September 30 to measure its non-U.S. pension plans. The change of measurement date from September 30 to December 31 resulted in a net charge to stockholders’ equity of $9 million at December 31, 2008.

The amounts recorded in accumulated other comprehensive earnings (losses) at December 31, 2010, consisted of the following (in millions):

	Pension	Postretirement	Postemployment	Total
Net losses	$(1,425)	$(46)	$(468)	$(1,939)
Prior service cost	(62)	4		(58)
Net transition obligation	(9)			(9)
Deferred income taxes	199	15	142	356

Amounts to be amortized	$(1,297)	$(27)	$(326)	$(1,650)

The amounts recorded in accumulated other comprehensive earnings (losses) at December 31, 2009, consisted of the following (in millions):

	Pension	Postretirement	Postemployment	Total
Net losses	$(1,174)	$(27)	$(463)	$(1,664)
Prior service cost	(72)	4		(68)
Net transition obligation	(9)			(9)
Deferred income taxes	184	9	140	333

Amounts to be amortized	$(1,071)	$(14)	$(323)	$(1,408)

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The amounts recorded in accumulated other comprehensive earnings (losses) at December 31, 2008, consisted of the following (in millions):

	Pension	Postretirement	Postemployment	Total
Net losses	$(1,385)	$(23)	$(306)	$(1,714)
Prior service cost	(30)	6		(24)
Net transition obligation	(9)			(9)
Deferred income taxes	190	7	106	303

Amounts to be amortized	$(1,234)	$(10)	$(200)	$(1,444)

The movements in other comprehensive earnings (losses) during the year ended December 31, 2010, were as follows (in millions):

	Pension	Postretirement	Postemployment	Total
Amounts transferred to earnings as components of net periodic benefit cost:
Amortization:
Net losses	$44	$1	$39	$84
Prior service cost	10			10
Other income/expense:
Net (gains) losses	(1)			(1)
Prior service cost	3			3
Deferred income taxes	(8)		(12)	(20)

	48	1	27	76

Other movements during the year:
Net (losses) gains	(294)	(20)	(44)	(358)
Prior service cost	(3)			(3)
Deferred income taxes	23	6	14	43

	(274)	(14)	(30)	(318)

Total movements in other comprehensive earnings (losses)	$(226)	$(13)	$(3)	$(242)

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The movements in other comprehensive earnings (losses) during the year ended December 31, 2009, were as follows (in millions):

	Pension	Postretirement	Postemployment	Total
Amounts transferred to earnings as components of net periodic benefit cost:
Amortization:
Net losses	$38	$1	$23	$62
Prior service cost	6			6
Other income/expense:
Net losses	4			4
Prior service cost	(2)			(2)
Deferred income taxes	(9)		(7)	(16)

	37	1	16	54

Other movements during the year:
Net gains (losses)	169	(5)	(180)	(16)
Prior service cost	(46)	(2)		(48)
Deferred income taxes	3	2	41	46

	126	(5)	(139)	(18)

Total movements in other comprehensive earnings (losses)	$163	$(4)	$(123)	$36

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Pension Plans

Obligations and Funded Status

The benefit obligations, plan assets and funded status of PMI’s pension plans at December 31, 2010 and 2009, were as follows (in millions):

	U.S. Plans		Non-U.S. Plans
	2010	2009	2010	2009
Benefit obligation at January 1	$288	$282	$4,589	$3,979
Service cost	6	6	160	135
Interest cost	18	17	189	176
Benefits paid	(21)	(20)	(141)	(143)
Termination, settlement and curtailment		6	(27)	(9)
Assumption changes	12	3	16	190
Actuarial losses (gains)	18	(6)	(2)	79
Currency			116	103
Other			32	79

Benefit obligation at December 31	321	288	4,932	4,589

Fair value of plan assets at January 1	197	163	4,240	3,053
Actual return on plan assets	24	28	27	674
Employer contributions	51	26	382	532
Employee contributions			37	33
Benefits paid	(21)	(20)	(141)	(143)
Termination, settlement and curtailment			(19)	(8)
Currency			97	99

Fair value of plan assets at December 31	251	197	4,623	4,240

Net pension liability recognized at December 31	$(70)	$(91)	$(309)	$(349)

At December 31, 2010 and 2009, the combined U.S. and non-U.S. pension plans resulted in a net pension liability of $379 million and $440 million, respectively. These amounts were recognized in PMI’s consolidated balance sheets at December 31, 2010 and 2009, as follows (in millions):

	2010	2009
Other assets	$223	$153
Accrued liabilities – employment costs	(28)	(19)
Long-term employment costs	(574)	(574)

	$(379)	$(440)

The accumulated benefit obligation, which represents benefits earned to date, for the U.S. pension plans was $294 million and $255 million at December 31, 2010 and 2009, respectively. The accumulated benefit obligation for non-U.S. pension plans was $4,439 million and $4,010 million at December 31, 2010 and 2009, respectively.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For U.S. pension plans with accumulated benefit obligations in excess of plan assets, the projected benefit obligation and accumulated benefit obligation were $79 million and $70 million, respectively, as of December 31, 2010. The projected benefit obligation and accumulated benefit obligation were $74 million and $61 million, respectively, as of December 31, 2009. The underfunding relates to plans for salaried employees that cannot be funded under IRS regulations. For non-U.S. plans with accumulated benefit obligations in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $310 million, $245 million, and $41 million, respectively, as of December 31, 2010, and $282 million, $210 million, and $43 million, respectively, as of December 31, 2009.

The following weighted-average assumptions were used to determine PMI’s benefit obligations at December 31:

	U.S. Plans		Non-U.S. Plans
	2010	2009	2010	2009
Discount rate	5.40%	5.90%	4.00%	4.33%
Rate of compensation increase	3.50	4.50	2.90	3.21

The discount rate for PMI’s U.S. plans is based on an index of high-quality corporate bonds with durations that match the benefit obligations. The discount rate for PMI’s non-U.S. plans was developed from local bond indices that match local benefit obligations as closely as possible.

Components of Net Periodic Benefit Cost

Net periodic pension cost consisted of the following for the years ended December 31, 2010, 2009 and 2008 (in millions):

	U.S. Plans			Non-U.S. Plans
	2010	2009	2008	2010	2009	2008
Service cost	$6	$6	$10	$160	$135	$136
Interest cost	18	17	16	189	176	169
Expected return on plan assets	(16)	(15)	(14)	(283)	(234)	(260)
Amortization:
Net losses	5	3	2	39	35	5
Prior service cost	1	1	1	9	5	5
Termination, settlement and curtailment	1	9	2	(6)	(2)	44

Net periodic pension cost	$15	$21	$17	$108	$115	$99

Termination, settlement and curtailment charges were due primarily to early retirement programs.

For the combined U.S. and non-U.S. pension plans, the estimated net loss and prior service cost that are expected to be amortized from accumulated other comprehensive earnings into net periodic benefit cost during 2011 are $61 million and $9 million, respectively.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following weighted-average assumptions were used to determine PMI’s net pension cost:

	U.S. Plans			Non-U.S. Plans
	2010	2009	2008	2010	2009	2008
Discount rate	5.90%	6.10%	6.28%	4.33%	4.68%	4.66%
Expected rate of return on plan assets	7.20	7.20	7.40	6.69	6.89	7.01
Rate of compensation increase	4.50	4.50	4.50	3.21	3.34	3.26

PMI’s expected rate of return on plan assets is determined by the plan assets’ historical long-term investment performance, current asset allocation and estimates of future long-term returns by asset class.

PMI and certain of its subsidiaries sponsor defined contribution plans. Amounts charged to expense for defined contribution plans totaled $53 million, $42 million and $36 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Plan Assets

PMI’s investment strategy for U.S. and non-U.S. plans is based on an expectation that equity securities will outperform debt securities over the long term. Accordingly, the target allocation of PMI’s plan assets is broadly characterized as approximately a 60%/40% split between equity and debt securities. The strategy primarily utilizes indexed U.S. equity securities, international equity securities and investment grade debt securities. PMI’s plans have no investments in hedge funds, private equity or derivatives. PMI attempts to mitigate investment risk by rebalancing between equity and debt asset classes once a year or as PMI’s contributions and benefit payments are made.

The fair value of PMI’s pension plan assets at December 31, 2010 and 2009, by asset category was as follows (in millions):

Asset Category	At December 31, 2010	Quoted Prices In Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	$155	$155	$—	$—
Equity securities:
U.S. securities	104	104
International securities	959	959
Investment funds (a)	3,240	799	2,441
International government bonds	345	345
Corporate bonds	39	39
Other	32	32

Total	$4,874	$2,433	$2,441	$—

(a)

Investment funds whose objective seeks to replicate the returns and characteristics of specified market indices (primarily MSCI - Europe, Switzerland, North America, Asia Pacific, Japan, Russell 3000, S&P 500 for equities; and Citigroup EMU, Citigroup Switzerland and Barclays U.S. for bonds), primarily consist of mutual funds, common trust funds and commingled funds. Of these funds, 55% are invested in U.S. and international

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

equities; 36% are invested in U.S. and international government bonds; 5% are invested in corporate bonds; and 4% are invested in real estate and other money markets.

Asset Category	At December 31, 2009	Quoted Prices In Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	$93	$93	$—	$—
Equity securities:
U.S. securities	99	99
International securities	913	913
Investment funds (b)	2,304	779	1,525
International government bonds	949	949
Corporate bonds	54	54
Other	25	25

Total	$4,437	$2,912	$1,525	$—

(b)	Investment funds whose objective seeks to replicate the returns and characteristics of specified market indices (primarily MSCI - Europe, Switzerland, North America, Asia Pacific, Japan, Russell 3000, S&P 500 for equities; and Citigroup EMU, Citigroup Switzerland and Barclays U.S. for bonds), primarily consist of mutual funds, common trust funds and commingled funds. Of these funds, 72% are invested in U.S. and international equities; 16% are invested in U.S. and international government bonds; 7% are invested in corporate bonds; and 5% are invested in real estate and other money markets.

See Note 16. Fair Value Measurements for a discussion of the fair value of pension plan assets.

PMI presently makes, and plans to make, contributions, to the extent that they are tax deductible and to meet specific funding requirements of its funded U.S. and non-U.S. plans. Currently, PMI anticipates making contributions of approximately $153 million in 2011 to its pension plans, based on current tax and benefit laws. However, this estimate is subject to change as a result of changes in tax and other benefit laws, as well as asset performance significantly above or below the assumed long-term rate of return on pension assets, or changes in interest rates.

The estimated future benefit payments from PMI pension plans at December 31, 2010, were as follows (in millions):

	U.S. Plans	Non-U.S. Plans
2011	$19	$202
2012	15	200
2013	14	206
2014	48	215
2015	17	227
2016 – 2020	97	1,319

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Postretirement Benefit Plans

Net postretirement health care costs consisted of the following for the years ended December 31, 2010, 2009 and 2008 (in millions):

	U.S. Plans			Non-U.S. Plans
	2010	2009	2008	2010	2009	2008
Service cost	$2	$2	$2	$2	$2	$1
Interest cost	5	5	5	5	4	2
Amortization:
Net losses	1	1	1
Prior service cost			(1)
Other						(1)

Net postretirement health care costs	$8	$8	$7	$7	$6	$2

The following weighted-average assumptions were used to determine PMI’s net postretirement costs for the years ended December 31, 2010, 2009 and 2008:

	U.S. Plans			Non-U.S. Plans
	2010	2009	2008	2010	2009	2008
Discount rate	5.90%	6.10%	6.28%	5.99%	5.82%	5.57%
Health care cost trend rate	7.50	8.00	8.00	7.14	7.09	6.97

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PMI’s postretirement health care plans are not funded. The changes in the accumulated benefit obligation and net amount accrued at December 31, 2010 and 2009, were as follows (in millions):

	U.S. Plans		Non-U.S. Plans
	2010	2009	2010	2009
Accumulated postretirement benefit obligation at January 1,	$92	$90	$83	$68
Service cost	2	2	2	2
Interest cost	5	5	5	4
Benefits paid	(4)	(3)	(5)	(4)
Assumption changes	4	2	13	7
Actuarial (gains) losses	(1)	(4)	3	1
Currency			(2)	5

Accumulated postretirement benefit obligation at December 31,	$98	$92	$99	$83

The current portion of PMI’s accrued postretirement health care costs of $9 million at December 31, 2010 and 2009, is included in accrued employment costs on the consolidated balance sheet.

The following weighted-average assumptions were used to determine PMI’s postretirement benefit obligations at December 31, 2010 and 2009:

	U.S. Plans		Non-U.S. Plans
	2010	2009	2010	2009
Discount rate	5.40%	5.90%	5.14%	5.99%
Health care cost trend rate assumed for next year	8.00	7.50	6.29	7.14
Ultimate trend rate	5.00	5.00	4.73	4.86
Year that rate reaches the ultimate trend rate	2017	2015	2029	2029

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care trend rates would have the following effects as of December 31, 2010:

	One-Percentage-Point Increase	One-Percentage-Point Decrease
Effect on total service and interest cost	18.1%	(14.2)%
Effect on postretirement benefit obligation	14.8	(12.0)

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PMI’s estimated future benefit payments for its postretirement health care plans at December 31, 2010, were as follows (in millions):

	U.S. Plans	Non-U.S. Plans
2011	$4	$5
2012	5	5
2013	5	5
2014	5	5
2015	5	5
2016 – 2020	29	27

Postemployment Benefit Plans

PMI and certain of its subsidiaries sponsor postemployment benefit plans covering substantially all salaried and certain hourly employees. The cost of these plans is charged to expense over the working life of the covered employees. Net postemployment costs consisted of the following (in millions):

	For the Years Ended December 31,
	2010	2009	2008
Service cost	$26	$16	$7
Interest cost	24	22	9
Amortization of net loss	39	23	7
Other expense	54	57	151

Net postemployment costs	$143	$118	$174

During 2010, 2009 and 2008, certain salaried employees left PMI under separation programs. These programs resulted in incremental postemployment costs, which are included in other expense, above.

The estimated net loss for the postemployment benefit plans that will be amortized from accumulated other comprehensive earnings into net postemployment costs during 2011 is approximately $39 million.

The changes in the benefit obligations of the plans at December 31, 2010 and 2009, were as follows (in millions):

	2010	2009
Accrued postemployment costs at January 1	$630	$539
Service cost	26	16
Interest cost	24	22
Benefits paid	(203)	(185)
Actuarial losses	44	180
Other	53	58

Accrued postemployment costs at December 31	$574	$630

The accrued postemployment costs were determined using a weighted-average discount rate of 7.3% and 8.6% in 2010 and 2009, respectively, an assumed ultimate annual weighted-average turnover rate of 2.3% and 2.1% in 2010 and 2009, respectively, assumed compensation cost increases of 3.0% and 4.5% in 2010 and 2009, respectively, and assumed benefits as defined in the respective plans. In accordance with local regulations, certain postemployment plans are funded. As a result, the accrued postemployment costs shown above are presented net of the related assets of $24 million and $19 million at December 31, 2010 and 2009, respectively. Postemployment costs arising from actions that offer employees benefits in excess of those specified in the respective plans are charged to expense when incurred.

PHILIP MORRIS INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14. Additional Information:

	For the Years Ended December 31,
	2010	2009	2008
	(in millions)
Research and development expense	$391	$335	$334

Advertising expense	$402	$387	$436

Interest expense	$974	$905	$528
Interest income	(98)	(108)	(217)

Interest expense, net	$876	$797	$311

Rent expense	$278	$258	$226

Minimum rental commitments under non-cancelable operating leases in effect at December 31, 2010, were as follows (in millions):

2011	$174
2012	113
2013	82
2014	59
2015	39
Thereafter	255

$722

Note 15. Financial Instruments:

Overview

PMI operates in markets outside of the United States, with manufacturing and sales facilities in various locations around the world. PMI utilizes certain financial instruments to manage foreign currency exposure. Derivative financial instruments are used by PMI principally to reduce exposures to market risks resulting from fluctuations in foreign exchange rates by creating offsetting exposures. PMI is not a party to leveraged derivatives and, by policy, does not use derivative financial instruments for speculative purposes. Financial instruments qualifying for hedge accounting must maintain a specified level of effectiveness between the hedging instrument and the item being hedged, both at inception and throughout the hedged period. PMI formally documents the nature and relationships between the hedging instruments and hedged items, as well as its risk-management objectives, strategies for undertaking the various hedge transactions and method of assessing hedge effectiveness. Additionally, for hedges of forecasted transactions, the significant characteristics and expected terms of the forecasted transaction must be specifically identified, and it must be probable that each forecasted transaction will occur. If it were deemed probable that the forecasted transaction would not occur, the gain or loss would be recognized in earnings. PMI reports its net transaction gains or losses in marketing, administration and research costs on the consolidated statements of earnings.

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PMI uses forward foreign exchange contracts, foreign currency swaps and foreign currency options, hereafter collectively referred to as foreign exchange contracts, to mitigate its exposure to changes in exchange rates from third-party and intercompany actual and forecasted transactions. The primary currencies to which PMI is exposed include the Euro, Indonesian rupiah, Japanese yen, Mexican peso, Russian ruble, Swiss franc and Turkish lira. At December 31, 2010 and 2009, PMI had contracts with aggregate notional amounts of $10.9 billion and $13.9 billion, respectively. Of the $10.9 billion aggregate notional amount at December 31, 2010, $2.4 billion related to cash flow hedges, $0.2 billion related to hedges of net investments in foreign operations and $8.3 billion related to other derivatives that primarily offset currency exposures on intercompany financing. Of the $13.9 billion aggregate notional amount at December 31, 2009, $3.2 billion related to cash flow hedges, $1.3 billion related to hedges of net investments in foreign operations and $9.4 billion related to other derivatives that primarily offset currency exposures on intercompany financing.

The fair value of PMI’s foreign exchange contracts included in the consolidated balance sheet as of December 31, 2010 and 2009, were as follows (in millions):

	Asset Derivatives			Liability Derivatives
	Balance Sheet Classification	Fair Value		Balance Sheet Classification	Fair Value
		2010	2009		2010	2009
Foreign exchange contracts designated as hedging instruments	Other current assets	$16	$140	Other accrued liabilities	$26	$27

Foreign exchange contracts not designated as hedging instruments	Other current assets	44	71	Other accrued liabilities	77	107

Total derivatives		$60	$211		$103	$134

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Hedging activities, which represent movement in derivatives as well as the respective underlying transactions, had the following effect on PMI’s consolidated statements of earnings and other comprehensive earnings for the years ended December 31, 2010 and 2009 (in millions):

	For the Year Ended December 31, 2010
Gain (Loss)	Cash Flow Hedges	Fair Value Hedges	Net Investment Hedges	Other Derivatives	Income Taxes	Total
Statement of Earnings:
Net revenues	$24	$—		$—		$24
Cost of sales	(14)					(14)
Marketing, administration and research costs	3			(3)		—

Operating income	13	—		(3)		10
Interest expense, net	(49)			10		(39)

Earnings before income taxes	(36)	—		7		(29)
Provision for income taxes	3	—		(1)		2

Net earnings attributable to PMI	$(33)	$—		$6		$(27)

Other Comprehensive Earnings:
Losses transferred to earnings	$36				$(3)	$33
Recognized	(56)				6	(50)

Net impact	$(20)				$3	$(17)

Cumulative translation adjustment	$(2)		$24		$(10)	$12

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	For the Year Ended December 31, 2009
Gain (Loss)	Cash Flow Hedges	Fair Value Hedges	Net Investment Hedges	Other Derivatives	Income Taxes	Total
Statement of Earnings:
Net revenues	$65	$—		$—		$65
Cost of sales	(11)					(11)
Marketing, administration and research costs	13			(1)		12

Operating income	67	—		(1)		66
Interest expense, net	(94)	37		(5)		(62)

Earnings before income taxes	(27)	37		(6)		4
Provision for income taxes	1	(3)		3		1

Net earnings attributable to PMI	$(26)	$34		$(3)		$5

Other Comprehensive Earnings:
Losses transferred to earnings	$27				$(1)	$26
Recognized	68				(7)	61

Net impact	$95				$(8)	$87

Cumulative translation adjustment			$(57)		$14	$(43)

Each type of hedging activity is described in greater detail below.

Cash Flow Hedges

PMI has entered into foreign exchange contracts to hedge foreign currency exchange risk related to certain forecasted transactions. The effective portion of unrealized gains and losses associated with qualifying cash flow hedge contracts is deferred as a component of accumulated other comprehensive earnings (losses) until the underlying hedged transactions are reported in PMI’s consolidated statements of earnings. During the years ended December 31, 2010, 2009 and 2008, ineffectiveness related to cash flow hedges was not material. As of December 31, 2010, PMI has hedged forecasted transactions for periods not exceeding the next twelve months. The impact of these hedges is included in operating cash flows on PMI’s consolidated statement of cash flows.

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For the years ended December 31, 2010 and 2009, foreign exchange contracts that were designated as cash flow hedging instruments impacted the consolidated statements of earnings and other comprehensive earnings as follows (pre-tax, in millions):

For the Years Ended December 31,
Derivatives in Cash Flow Hedging Relationship	Statement of Earnings Classification of Gain/(Loss) Reclassified from Other Comprehensive Earnings into Earnings	Amount of Gain/(Loss) Reclassified from Other Comprehensive Earnings into Earnings		Amount of Gain/(Loss) Recognized in Other Comprehensive Earnings on Derivative
		2010	2009	2010	2009
Foreign exchange contracts				$(56)	$68
	Net revenues	$24	$65
	Cost of sales	(14)	(11)
	Marketing, administration and research costs	3	13

	Interest expense, net	(49)	(94)

Total		$(36)	$(27)	$(56)	$68

Fair Value Hedges

In 2009, PMI had entered into foreign exchange contracts to hedge the foreign currency exchange risk related to an intercompany loan between subsidiaries. For a derivative instrument that is designated and qualifies as a fair value hedge, the gain or loss on the derivative, as well as the offsetting gain or loss on the hedged item attributable to the hedged risk, is recognized in current earnings. At June 30, 2009, all fair value hedges matured and were settled. Since June 30, 2009, there have been no outstanding fair value hedges. For the years ended December 31, 2009 and 2008, ineffectiveness related to fair value hedges was not material. Gains (losses) associated with qualifying fair value hedges were recorded in the consolidated statements of earnings and were $42 million and $49 million for the years ended December 31, 2009 and 2008, respectively. The impact of fair value hedges is included in operating cash flows on PMI’s consolidated statement of cash flows.

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For the year ended December 31, 2009, foreign exchange contracts that were designated as fair value hedging instruments impacted the consolidated statement of earnings as follows (pre-tax, in millions):

For the Year Ended December 31, 2009
Derivative in Fair Value Hedging Relationship	Statement of Earnings Classification of Gain/(Loss) on Derivative	Amount of Gain/(Loss) Recognized in Earnings on Derivative	Statement of Earnings Classification of Gain/(Loss) on Hedged Item	Amount of Gain/(Loss) Recognized in Earnings Attributable to the Risk Being Hedged
Foreign exchange contracts	Marketing, administration and research costs	$5	Marketing, administration and research costs	$(5)
	Interest expense, net	37	Interest expense, net

Total		$42		$(5)

Hedges of Net Investments in Foreign Operations

PMI designates certain foreign currency denominated debt and forward exchange contracts as net investment hedges of its foreign operations. For the years ended December 31, 2010, 2009 and 2008, these hedges of net investments resulted in gains (losses), net of income taxes, of $315 million, ($71) million and $124 million, respectively. These gains (losses) were reported as a component of accumulated other comprehensive earnings (losses) within currency translation adjustments. For the years ended December 31, 2010, 2009 and 2008, ineffectiveness related to net investment hedges was not material. Settlement of net investment hedges is included in other investing cash flows on PMI’s consolidated statement of cash flows.

For the years ended December 31, 2010 and 2009, foreign exchange contracts that were designated as net investment hedging instruments impacted the consolidated statements of earnings and other comprehensive earnings as follows (pre-tax, in millions):

For the Years Ended December 31,
Derivatives in Net Investment Hedging Relationship	Statement of Earnings Classification of Gain/(Loss) Reclassified from Other Comprehensive Earnings into Earnings	Amount of Gain/(Loss) Reclassified from Other Comprehensive Earnings into Earnings		Amount of Gain/(Loss) Recognized in Other Comprehensive Earnings on Derivative
		2010	2009	2010	2009
Foreign exchange contracts				$24	$(57)

	Interest expense, net	$—	$—

Other Derivatives

PMI has entered into foreign exchange contracts to hedge the foreign currency exchange risks related to intercompany loans between certain subsidiaries, and third-party loans. While effective as economic hedges, no hedge accounting is applied for these contracts and, therefore, the unrealized gains (losses) relating to these contracts are reported in PMI’s consolidated statement of earnings. For the years ended December 31, 2010 and 2009, the gains (losses) from contracts for which PMI did not apply hedge accounting were ($97) million and

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$248 million, respectively. The gains (losses) from these contracts substantially offset the losses and gains generated by the underlying intercompany and third-party loans being hedged.

As a result, for the years ended December 31, 2010 and 2009, these items affected the consolidated statement of earnings as follows (pre-tax, in millions):

Derivatives not Designated as Hedging Instruments	Statement of Earnings Classification of Gain/(Loss)	Amount of Gain/(Loss) Recognized in Earnings
		2010	2009
Foreign exchange contracts	Marketing, administration and research costs	$(3)	$(1)

	Interest expense, net	10	(5)

Total		$7	$(6)

Qualifying Hedging Activities Reported in Accumulated Other Comprehensive Earnings (Losses)

Derivative gains or losses reported in accumulated other comprehensive earnings (losses) are a result of qualifying hedging activity. Transfers of these gains or losses to earnings are offset by the corresponding gains or losses on the underlying hedged item. Hedging activity affected accumulated other comprehensive earnings (losses), net of income taxes, as follows (in millions):

	For the Year Ended December 31,
	2010	2009	2008
Gain (loss) as of January 1	$19	$(68)	$(10)
Derivative losses (gains) transferred to earnings	33	26	89
Change in fair value	(50)	61	(147)

Gain (loss) as of December 31	$2	$19	$(68)

At December 31, 2010, PMI expects $18 million of derivative losses reported in accumulated other comprehensive earnings (losses) to be reclassified to the consolidated statement of earnings within the next twelve months. These losses are expected to be substantially offset by the statement of earnings impact of the respective hedged transactions.

Contingent features

PMI’s derivative instruments do not contain contingent features.

Credit exposure and credit risk

PMI is exposed to credit loss in the event of non-performance by counterparties. While PMI does not anticipate non-performance, its risk is limited to the fair value of the financial instruments. PMI actively monitors its exposure to credit risk through the use of credit approvals and credit limits, and by selecting and continuously monitoring a diverse group of major international banks and financial institutions as counterparties.

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Fair value

See Note 16. Fair Value Measurements for disclosures related to the fair value of PMI’s derivative financial instruments.

Note 16. Fair Value Measurements:

The authoritative guidance defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The guidance also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The guidance describes three levels of input that may be used to measure fair value, which are as follows:

Level 1 -	Quoted prices in active markets for identical assets or liabilities.

Level 2 -	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 -	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Securities Available for Sale – Warrants

PMI assesses the fair value of securities available for sale, which consist of warrants to purchase third-party common stock, by using a Black-Scholes methodology based on observable market inputs that include stock prices, prevailing risk-free interest rates, dividend yield and volatility. These warrants have been classified within Level 2 at December 31, 2009. At December 31, 2010, the fair value of the warrants held by PMI was insignificant.

Derivative Financial Instruments – Foreign Exchange Contracts

PMI assesses the fair value of its derivative financial instruments, which consist of foreign exchange forward contracts, foreign currency swaps and foreign currency options, using internally developed models that use, as their basis, readily observable market inputs. The fair value of PMI’s foreign exchange forward contracts is determined by using the prevailing foreign exchange spot rates and interest rate differentials, and the respective maturity dates of the instruments. The fair value of PMI’s currency options is determined by using a Black-Scholes methodology based on foreign exchange spot rates and interest rate differentials, currency volatilities and maturity dates. PMI’s derivative financial instruments have been classified within Level 2 at December 31, 2010 and 2009. See Note 15. Financial Instruments for additional discussion on derivative financial instruments.

Pension Plan Assets

The fair value of pension plan assets, determined by using readily available quoted market prices in active markets, has been classified within Level 1 of the fair value hierarchy at December 31, 2010 and 2009. The fair value of pension plan assets determined by using quoted prices in markets that are not active has been classified within Level 2 at December 31, 2010 and 2009. See Note 13. Benefit Plans for additional discussion on pension plan assets.

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Debt – Long-Term Notes

The fair value of PMI’s outstanding long-term notes, as utilized solely for disclosure purposes, is determined using quotes and market interest rates currently available to PMI for issuances of debt with similar terms and remaining maturities. The aggregate carrying value of PMI’s debt, excluding short-term borrowings and $137 million of capital lease obligations, was $14,618 million at December 31, 2010. The aggregate carrying value of PMI’s debt, excluding short-term borrowings and $208 million of capital lease obligations, was $13,546 million at December 31, 2009. At December 31, 2010, the fair values of PMI’s outstanding long-term notes have been classified within Level 1 and Level 2. At December 31, 2009, the fair values of PMI’s outstanding long-term notes have been classified within Level 1.

The aggregate fair values of PMI’s securities available for sale, derivative financial instruments, pension plan assets and long-term notes as of December 31, 2010 and 2009, were as follows (in millions):

	At December 31, 2010	Quoted Prices in Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Foreign exchange contracts	$60	$—	$60	$—
Pension plan assets	4,874	2,433	2,441

Total assets	$4,934	$2,433	$2,501	$—

Liabilities:
Long-term notes	$16,057	$15,578	$479	$—
Foreign exchange contracts	103		103

Total liabilities	$16,160	$15,578	$582	$—

	At December 31, 2009	Quoted Prices in Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Warrants	$12	$—	$12	$—
Foreign exchange contracts	211		211
Pension plan assets	4,437	2,912	1,525

Total assets	$4,660	$2,912	$1,748	$—

Liabilities:
Long-term notes	$14,662	$14,662	$—	$—
Foreign exchange contracts	134		134

Total liabilities	$14,796	$14,662	$134	$—

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Note 17. Accumulated Other Comprehensive Earnings (Losses):

PMI’s accumulated other comprehensive earnings (losses), net of taxes, consisted of the following (in millions):

	At December 31,
	2010	2009	2008
Currency translation adjustments	$507	$561	$(768)
Pension and other benefits	(1,650)	(1,408)	(1,444)
Derivatives accounted for as hedges	2	19	(68)
Equity securities	1	11	(1)

Total accumulated other comprehensive earnings (losses)	$(1,140)	$(817)	$(2,281)

Note 18. Colombian Investment and Cooperation Agreement:

On June 19, 2009, PMI announced that it had signed an agreement with the Republic of Colombia, together with the Departments of Colombia and the Capital District of Bogota, to promote investment and cooperation with respect to the Colombian tobacco market and to fight counterfeit and contraband tobacco products. The Investment and Cooperation Agreement provides $200 million in funding to the Colombian governments over a 20-year period to address issues of mutual interest, such as combating the illegal cigarette trade, including the threat of counterfeit tobacco products, and increasing the quality and quantity of locally grown tobacco. As a result of the Investment and Cooperation Agreement, PMI recorded a pre-tax charge of $135 million in the operating results of the Latin America & Canada segment during the second quarter of 2009. This pre-tax charge, which represents the net present value of the payments prescribed by the agreement, is reflected in marketing, administration and research costs on the consolidated statement of earnings for the year ended December 31, 2009.

At December 31, 2010 and 2009, PMI had $82 million and $93 million, respectively, of discounted liabilities associated with the Colombian Investment and Cooperation Agreement. These discounted liabilities are primarily reflected in other long-term liabilities on the consolidated balance sheets and are expected to be paid through 2028.

Note 19. RBH Legal Settlement:

On July 31, 2008, Rothmans announced the finalization of a CAD 550 million settlement (or approximately $540 million, based on the prevailing exchange rate at that time) between itself and RBH, on the one hand, and the Government of Canada and all ten provinces, on the other hand. The settlement resolves the Royal Canadian Mounted Police’s investigation relating to products exported from Canada by RBH during the 1989-1996 period. Rothmans’ sole holding was a 60% interest in RBH. The remaining 40% interest in RBH was owned by PMI.

As a result of the finalization of the settlement, PMI recorded a charge of $124 million in the operating results of the Latin America & Canada segment during the second quarter of 2008. The charge represented the present value of PMI’s 40% equity interest in RBH’s portion of the settlement and was reflected in marketing, administration and research costs on the consolidated statement of earnings for the year ended December 31, 2008.

Subsequent to the finalization of the settlement, PMI announced that it had entered into an agreement with Rothmans to purchase, by way of a tender offer, all of the outstanding common shares of Rothmans. In October 2008, PMI completed the acquisition of all of Rothmans shares. See Note 6. Acquisitions and Other Business Arrangements for more details regarding this acquisition.

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At December 31, 2010 and 2009, PMI had $237 million and $243 million, respectively, of discounted accrued settlement charges associated with the RBH legal settlement. These accrued settlement charges are primarily reflected in other long-term liabilities on the consolidated balance sheets and are expected to be paid through 2019.

Note 20. E.C. Agreement:

In 2004, PMI entered into an agreement with the European Commission (“E.C.”) and 10 Member States of the European Union that provides for broad cooperation with European law enforcement agencies on anti-contraband and anti-counterfeit efforts. This agreement has been signed by all 27 Member States. The agreement resolves all disputes between the parties relating to these issues. Under the terms of the agreement, PMI will make 13 payments over 12 years, including an initial payment of $250 million, which was recorded as a pre-tax charge against its earnings in 2004. The agreement calls for additional payments of approximately $150 million on the first anniversary of the agreement (this payment was made in July 2005), approximately $100 million on the second anniversary (this payment was made in July 2006) and approximately $75 million each year thereafter for 10 years, each of which is to be adjusted based on certain variables, including PMI’s market share in the European Union in the year preceding payment. Because future additional payments are subject to these variables, PMI records charges for them as an expense in cost of sales when product is shipped. In addition, PMI is also responsible to pay the excise taxes, VAT and customs duties on qualifying product seizures of up to 90 million cigarettes and is subject to payments of five times the applicable taxes and duties if qualifying product seizures exceed 90 million cigarettes in a given year. To date, PMI’s annual payments related to product seizures have been immaterial. Total charges related to the E.C. Agreement of $91 million, $84 million and $80 million were recorded in cost of sales in 2010, 2009 and 2008, respectively.

Note 21. Contingencies:

Litigation - General

Legal proceedings covering a wide range of matters are pending or threatened against us, and/or our subsidiaries, and/or our indemnitees in various jurisdictions. Our indemnitees include distributors, licensees, and others that have been named as parties in certain cases and that we have agreed to defend, as well as pay costs and some or all of judgments, if any, that may be entered against them. Pursuant to the terms of the Distribution Agreement between Altria and PMI, PMI will indemnify Altria and PM USA for tobacco product claims based in substantial part on products manufactured by PMI or contract manufactured for PMI by PM USA, and PM USA will indemnify PMI for tobacco product claims based in substantial part on products manufactured by PM USA, excluding tobacco products contract manufactured for PMI. Various types of claims are raised in these proceedings, including, among others, product liability, consumer protection, antitrust, employment and tax.

It is possible that there could be adverse developments in pending cases against us and our subsidiaries. An unfavorable outcome or settlement of pending tobacco-related litigation could encourage the commencement of additional litigation.

Damages claimed in some of the tobacco-related litigation are significant and, in certain cases in Brazil, Israel, Nigeria and Canada, range into the billions of dollars. The variability in pleadings in multiple jurisdictions, together with the actual experience of management in litigating claims, demonstrate that the monetary relief that may be specified in a lawsuit bears little relevance to the ultimate outcome. Much of the tobacco-related litigation is in its early stages and litigation is subject to uncertainty. However, as discussed below, we have to date been largely successful in defending tobacco-related litigation.

We and our subsidiaries record provisions in the consolidated financial statements for pending litigation when we determine that an unfavorable outcome is probable and the amount of the loss can be reasonably estimated.

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At the present time, while it is reasonably possible that an unfavorable outcome in a case may occur, after assessing the information available to it (i) management has not concluded that it is probable that a loss has been incurred in any of the pending tobacco-related cases; (ii) management is unable to estimate the possible loss or range of loss for any of the pending tobacco-related cases; and (iii) accordingly, no estimated loss has been accrued in the consolidated financial statements for unfavorable outcomes in these cases, if any. Legal defense costs are expensed as incurred.

It is possible that our consolidated results of operations, cash flows or financial position could be materially affected in a particular fiscal quarter or fiscal year by an unfavorable outcome or settlement of certain pending litigation. Nevertheless, although litigation is subject to uncertainty, we and each of our subsidiaries named as a defendant believe, and each has been so advised by counsel handling the respective cases, that we have valid defenses to the litigation pending against us, as well as valid bases for appeal of adverse verdicts, if any. All such cases are, and will continue to be, vigorously defended. However, we and our subsidiaries may enter into settlement discussions in particular cases if we believe it is in our best interests to do so.

The table below lists the number of tobacco-related cases pending against us and/or our subsidiaries or indemnitees as of December 31, 2010, 2009 and 2008:

Type of Case	Number of Cases Pending as of December 31, 2010	Number of Cases Pending as of December 31, 2009	Number of Cases Pending as of December 31, 2008
Individual Smoking and Health Cases	94	119	123

Smoking and Health Class Actions	11	9	5

Health Care Cost Recovery Actions	10	11	11

Lights Class Actions	2	3	3

Individual Lights Cases (small claims court)(1)	10	1,978	2,010

Public Civil Actions	7	11	11

(1)	During 2010, 1,952 individual lights cases filed in small claims courts in Italy by one plaintiff’s attorney were dismissed following an investigation by the public prosecutor into the conduct of that plaintiff’s attorney. Because these were fraudulent cases not authorized by the purported plaintiffs, the courts dismissed all such cases. We will no longer include these cases in our pending case count and are not including them in our dismissed case count.

Since 1995, when the first tobacco-related litigation was filed against a PMI entity, 341(2) Smoking and Health, Lights, Health Care Cost Recovery, and Public Civil Actions in which we and/or one of our subsidiaries and/or indemnitees were a defendant have been terminated in our favor. Nine cases have had decisions in favor of plaintiffs. Five of these cases have subsequently reached final resolution in our favor, one has been annulled and returned to the trial court for further proceedings, and three remain on appeal. To date, we have paid total judgments including costs of approximately six thousand Euros. These payments were made in order to appeal three Italian small claims cases, two of which were subsequently reversed on appeal and one of which remains on appeal. To date, no tobacco-related case has been finally resolved in favor of a plaintiff against us, our subsidiaries or indemnitees.

(2)	Does not include the 1,952 Italian small claims courts cases discussed in footnote 1 and does not include 66 cases filed by this same plaintiff’s attorney that were previously included in the above dismissed case count because they had been individually dismissed by the small claims courts. In future financial statements, the cases filed by this plaintiff’s attorney will no longer be reported in the dismissed or pending case counts.

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The table below lists the verdicts and post-trial developments in the three pending cases (excluding an individual case on appeal from an Italian small claims court) in which verdicts were returned in favor of plaintiffs:

Date	Location of Court/Name of Plaintiff	Type of Case	Verdict	Post-Trial Developments
September 2009	Brazil/Bernhardt	Individual Smoking and Health	The Civil Court of Rio de Janeiro found for plaintiff and ordered Philip Morris Brasil to pay R$13,000 (approximately $7,800) in moral damages.	Philip Morris Brasil filed its appeal against the decision on the merits with the Court of Appeals in November 2009. In February 2010, without addressing the merits, the Court of Appeals annulled the trial court’s decision remanding the case to the trial court to issue a new ruling, which must address certain compensatory damage claims made by the plaintiff that the trial court did not address in its original ruling. In July 2010, the trial court reinstated its original decision, while specifically rejecting the compensatory damages claim. Philip Morris Brasil has appealed this decision.

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Date	Location of Court/Name of Plaintiff	Type of Case	Verdict	Post-Trial Developments
February 2004	Brazil/The Smoker Health Defense Association (ADESF)	Class Action	The Civil Court of São Paulo found defendants liable without hearing evidence. The court did not assess moral or actual damages, which were to be assessed in a second phase of the case. The size of the class was not defined in the ruling.	In April 2004, the court clarified its ruling, awarding “moral damages” of R$1,000 (approximately $600) per smoker per full year of smoking plus interest at the rate of 1% per month, as of the date of the ruling. The court did not award actual damages, which were to be assessed in the second phase of the case. The size of the class still has not been estimated. Defendants appealed to the São Paulo Court of Appeals. In November 2008, the São Paulo Court of Appeals annulled the ruling, finding that the trial court had inappropriately ruled without hearing evidence and returned the case to the trial court for further proceedings. In addition, the defendants filed a constitutional appeal to the Federal Supreme Tribunal on the basis that the plaintiff did not have standing to bring the lawsuit. This appeal is still pending.

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Date	Location of Court/Name of Plaintiff	Type of Case	Verdict	Post-Trial Developments
October 2003	Brazil/Da Silva	Individual Smoking and Health	The Court of Appeal of Rio Grande do Sul reversed the trial court ruling in favor of Philip Morris Brasil and awarded plaintiffs R$768,000 (approximately $460,000).	In December 2004, a larger panel of the Court of Appeal of Rio Grande do Sul overturned the adverse decision. Plaintiffs filed two separate appeals against this decision. The appeal to the Superior Court of Justice was finally rejected in May 2010. The second one to the Supreme Federal Tribunal is still pending.

Pending claims related to tobacco products generally fall within the following categories:

Smoking and Health Litigation: These cases primarily allege personal injury and are brought by individual plaintiffs or on behalf of a class of individual plaintiffs. Plaintiffs’ allegations of liability in these cases are based on various theories of recovery, including negligence, gross negligence, strict liability, fraud, misrepresentation, design defect, failure to warn, breach of express and implied warranties, violations of deceptive trade practice laws and consumer protection statutes. Plaintiffs in these cases seek various forms of relief, including compensatory and other damages, and injunctive and equitable relief. Defenses raised in these cases include licit activity, failure to state a claim, lack of defect, lack of proximate cause, assumption of the risk, contributory negligence, and statute of limitations.

As of December 31, 2010, there were a number of smoking and health cases pending against us, our subsidiaries or indemnitees, as follows:

•

94 cases brought by individual plaintiffs in Argentina (42), Brazil (35), Canada (2), Chile (5), Greece (1), Italy (6), the Philippines (1), Scotland (1) and Turkey (1), compared with 119 such cases on December 31, 2009, and 123 cases on December 31, 2008; and

•	11 cases brought on behalf of classes of individual plaintiffs in Brazil (2), Bulgaria (1) and Canada (8), compared with 9 such cases on December 31, 2009, and 5 such cases on December 31, 2008.

In all three individual cases in Finland that have since been dismissed, our indemnitees (our former licensees now known as Amer Sports Corporation and Amerintie 1 Oy) and another member of the industry were defendants. Plaintiffs alleged personal injuries as a result of smoking. Three cases were tried together before the District Court of Helsinki. Trial began in March 2008 and concluded in May 2008. In October 2008, the District Court issued decisions in favor of defendants in all cases. Plaintiffs filed appeals. One of the plaintiffs later withdrew her appeal, making the District Court’s decision in favor of the defendants final. The other plaintiffs continued to pursue their appeals. The appellate hearing, which was essentially a re-trial of these cases before the Appellate Court, concluded in December 2009. In May 2010, the Appellate Court rejected plaintiffs’ appeals in their entirety. In July 2010, both plaintiffs filed motions for leave to appeal the ruling to the Finland Supreme

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Court. In November 2010, plaintiffs withdrew their motions for leave to appeal. The dismissals are now final, and these cases are not included in the above case counts. We will no longer report on these cases.

In the first class action pending in Brazil, The Smoker Health Defense Association (ADESF) v. Souza Cruz, S.A. and Philip Morris Marketing, S.A., Nineteenth Lower Civil Court of the Central Courts of the Judiciary District of São Paulo, Brazil, filed July 25, 1995, our subsidiary and another member of the industry are defendants. The plaintiff, a consumer organization, is seeking damages for smokers and former smokers, and injunctive relief. In February 2004, the trial court found defendants liable without hearing evidence. The court did not assess moral or actual damages, which were to be assessed in a second phase of the case. The size of the class was not defined in the ruling. In April 2004, the court clarified its ruling, awarding “moral damages” of R$1,000 (approximately $600) per smoker per full year of smoking plus interest at the rate of 1% per month, as of the date of the ruling. The court did not award actual damages, which were to be assessed in the second phase of the case. The size of the class still has not been estimated. Defendants appealed to the São Paulo Court of Appeals. In November 2008, the São Paulo Court of Appeals annulled the ruling finding that the trial court had inappropriately ruled without hearing evidence and returned the case to the trial court for further proceedings. In addition, the defendants filed a constitutional appeal to the Federal Supreme Tribunal on the basis that the plaintiff did not have standing to bring the lawsuit. This appeal is still pending.

In the second class action pending in Brazil, Public Prosecutor of São Paulo v. Philip Morris Brasil Industria e Comercio Ltda, Civil Court of the City of São Paulo, Brazil, filed August 6, 2007, our subsidiary is a defendant. The plaintiff, the Public Prosecutor of the State of São Paulo, is seeking (1) unspecified damages on behalf of all smokers nationwide, former smokers, and their relatives; (2) unspecified damages on behalf of people exposed to environmental tobacco smoke (“ETS”) nationwide, and their relatives; and (3) reimbursement of the health care costs allegedly incurred for the treatment of tobacco-related diseases by all Brazilian States and Municipalities, and the Federal District. In an interim ruling issued in December 2007, the trial court limited the scope of this claim to the State of São Paulo only. In December 2008, the Seventh Civil Court of São Paulo issued a decision declaring that it lacked jurisdiction because the case involved issues similar to the ADESF case discussed above and should be transferred to the Nineteenth Lower Civil Court in São Paulo where the ADESF case is pending. The court further stated that these cases should be consolidated for the purposes of judgment. Our subsidiary appealed this decision to the State of São Paulo Court of Appeals, which subsequently declared the case stayed pending the outcome of the appeal. In April 2010, the São Paulo Court of Appeals reversed the Seventh Civil Court’s decision that consolidated the cases, finding that they are based on different legal claims and are progressing at different stages of proceedings. This case was returned to the Seventh Civil Court of São Paulo, and our subsidiary filed its closing arguments in December 2010.

In the class action in Bulgaria, Yochkolovski v. Sofia BT AD, et al., Sofia City Court, Bulgaria, filed March 12, 2008, our subsidiaries and other members of the industry are defendants. The plaintiff brought a collective claim on behalf of classes of smokers who were allegedly misled by tar and nicotine yields printed on packages and on behalf of a class of minors who were allegedly misled by marketing. Plaintiff seeks damages for economic loss, pain and suffering, medical treatment, and withdrawal from the market of all cigarettes that allegedly do not comply with tar and nicotine labeling requirements. The trial court dismissed the youth marketing claims. This decision has been affirmed on appeal. The trial court also ordered plaintiff to provide additional evidence in support of the remaining claims as well as evidence of his capacity to represent the class and bear the costs of the proceedings. In November 2010, the trial court dismissed the case. Plaintiff appealed. In January 2011, plaintiff’s appeal was dismissed. Plaintiff may file a further appeal. Our subsidiaries have never been served with the complaint.

In the first class action pending in Canada, Cecilia Letourneau v. Imperial Tobacco Ltd., Rothmans, Benson & Hedges Inc. and JTI Macdonald Corp., Quebec Superior Court, Canada, filed in September 1998, our subsidiary and other Canadian manufacturers are defendants. The plaintiff, an individual smoker, is seeking compensatory and unspecified punitive damages for each member of the class who is deemed addicted to smoking. The class was certified in 2005. Pre-trial discovery is ongoing. A trial date has been scheduled for October 2011.

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In the second class action pending in Canada, Conseil Québécois Sur Le Tabac Et La Santé and Jean-Yves Blais v. Imperial Tobacco Ltd., Rothmans, Benson & Hedges Inc. and JTI Macdonald Corp., Quebec Superior Court, Canada, filed in November 1998, our subsidiary and other Canadian manufacturers are defendants. The plaintiffs, an anti-smoking organization and an individual smoker, are seeking compensatory and unspecified punitive damages for each member of the class who allegedly suffers from certain smoking-related diseases. The class was certified in 2005. Pre-trial discovery is ongoing. A trial date has been scheduled for October 2011.

In the third class action pending in Canada, Kunta v. Canadian Tobacco Manufacturers’ Council, et al., The Queen’s Bench, Winnipeg, Canada, filed June 12, 2009, we, our subsidiaries, and our indemnitees (PM USA and Altria Group, Inc.), and other members of the industry are defendants. The plaintiff, an individual smoker, alleges her own addiction to tobacco products and chronic obstructive pulmonary disease (“COPD”), severe asthma, and mild reversible lung disease resulting from the use of tobacco products. She is seeking compensatory and unspecified punitive damages on behalf of a proposed class comprised of all smokers, their estates, dependents and family members, as well as restitution of profits, and reimbursement of government health care costs allegedly caused by tobacco products. In September 2009, plaintiff’s counsel informed defendants that he did not anticipate taking any action in this case while he pursues a multi-jurisdictional class action filed in Saskatchewan (see description of Adams, below).

In the fourth class action pending in Canada, Adams v. Canadian Tobacco Manufacturers’ Council, et al., The Queen’s Bench, Saskatchewan, Canada, filed July 10, 2009, we, our subsidiaries, and our indemnitees (PM USA and Altria Group, Inc.), and other members of the industry are defendants. The plaintiff, an individual smoker, alleges her own addiction to tobacco products and COPD resulting from the use of tobacco products. She is seeking compensatory and unspecified punitive damages on behalf of a proposed class comprised of all smokers who have smoked a minimum of 25,000 cigarettes and have suffered, or suffer, from COPD, emphysema, heart disease, or cancer, as well as restitution of profits. Preliminary motions are pending.

In the fifth class action pending in Canada, Semple v. Canadian Tobacco Manufacturers’ Council, et al., The Supreme Court (trial court), Nova Scotia, Canada, filed June 18, 2009, we, our subsidiaries, and our indemnitees (PM USA and Altria Group, Inc.), and other members of the industry are defendants. The plaintiff, an individual smoker, alleges his own addiction to tobacco products and COPD resulting from the use of tobacco products. He is seeking compensatory and unspecified punitive damages on behalf of a proposed class comprised of all smokers, their estates, dependents and family members, as well as restitution of profits, and reimbursement of government health care costs allegedly caused by tobacco products. No activity in this case is anticipated while plaintiff’s counsel pursues a multi-jurisdictional class action filed in Saskatchewan (see description of Adams, above).

In the sixth class action pending in Canada, Dorion v. Canadian Tobacco Manufacturers’ Council, et al., The Queen’s Bench, Alberta, Canada, filed June 15, 2009, we, our subsidiaries, and our indemnitees (PM USA and Altria Group, Inc.), and other members of the industry are defendants. The plaintiff, an individual smoker, alleges her own addiction to tobacco products and chronic bronchitis and severe sinus infections resulting from the use of tobacco products. She is seeking compensatory and unspecified punitive damages on behalf of a proposed class comprised of all smokers, their estates, dependents and family members, restitution of profits, and reimbursement of government health care costs allegedly caused by tobacco products. To date, we, our subsidiaries, and our indemnitees have not been properly served with the complaint. No activity in this case is anticipated while plaintiff’s counsel pursues a multi-jurisdictional class action filed in Saskatchewan (see description of Adams, above).

In the seventh class action pending in Canada, McDermid v. Imperial Tobacco Canada Limited, et al., Supreme Court, British Columbia, Canada, filed June 25, 2010, we, our subsidiaries, and our indemnitees (PM USA and Altria Group, Inc.), and other members of the industry are defendants. The plaintiff, an individual smoker, alleges his own addiction to tobacco products and heart disease resulting from the use of tobacco products. He is seeking compensatory and unspecified punitive damages on behalf of a proposed class comprised of all smokers

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who were alive on June 12, 2007, and who suffered from heart disease allegedly caused by smoking, their estates, dependents and family members, plus disgorgement of revenues earned by the defendants from January 1, 1954 to the date the claim was filed. Defendants have filed jurisdictional challenges on the grounds that this action should not proceed during the pendency of the Saskatchewan class action (see description of Adams, above).

In the eighth class action pending in Canada, Bourassa v. Imperial Tobacco Canada Limited, et al., Supreme Court, British Columbia, Canada, filed June 25, 2010, we, our subsidiaries, and our indemnitees (PM USA and Altria Group, Inc.), and other members of the industry are defendants. The plaintiff, the heir to a deceased smoker, alleges that the decedent was addicted to tobacco products and suffered from emphysema resulting from the use of tobacco products. She is seeking compensatory and unspecified punitive damages on behalf of a proposed class comprised of all smokers who were alive on June 12, 2007, and who suffered from chronic respiratory diseases allegedly caused by smoking, their estates, dependents and family members, plus disgorgement of revenues earned by the defendants from January 1, 1954 to the date the claim was filed. Defendants have filed jurisdictional challenges on the grounds that this action should not proceed during the pendency of the Saskatchewan class action (see description of Adams, above).

Health Care Cost Recovery Litigation: These cases, brought by governmental and non-governmental plaintiffs, seek reimbursement of health care cost expenditures allegedly caused by tobacco products. Plaintiffs’ allegations of liability in these cases are based on various theories of recovery including unjust enrichment, negligence, negligent design, strict liability, breach of express and implied warranties, violation of a voluntary undertaking or special duty, fraud, negligent misrepresentation, conspiracy, public nuisance, defective product, failure to warn, sale of cigarettes to minors, and claims under statutes governing competition and deceptive trade practices. Plaintiffs in these cases seek various forms of relief including compensatory and other damages, and injunctive and equitable relief. Defenses raised in these cases include lack of proximate cause, remoteness of injury, failure to state a claim, adequate remedy at law, “unclean hands” (namely, that plaintiffs cannot obtain equitable relief because they participated in, and benefited from, the sale of cigarettes), and statute of limitations.

As of December 31, 2010, there were 10 health care cost recovery cases pending against us, our subsidiaries or indemnitees in Canada (3), Israel (1), Nigeria (5) and Spain (1), compared with 11 such cases on December 31, 2009, and 11 such cases on December 31, 2008. On February 8, 2011, the government of the province of Newfoundland and Labrador filed a health care cost recovery case against us, our subsidiary, our indemnitees (PM USA and Altria Group, Inc.) and other members of the industry. The claim is based on legislation enacted in the province that is similar to laws introduced in British Columbia, New Brunswick and Ontario. The legislation authorizes the government to file a direct action against cigarette manufacturers to recover the health care costs it has incurred, and will incur, as a result of a “tobacco related wrong.” We, or subsidiary, and indemnitees have not yet been served with the statement of claim.

In the first health care cost recovery case pending in Canada, Her Majesty the Queen in Right of British Columbia v. Imperial Tobacco Limited, et al., Supreme Court, British Columbia, Vancouver Registry, Canada, filed January 24, 2001, we, our subsidiaries, our indemnitee (PM USA), and other members of the industry are defendants. The plaintiff, the government of the province of British Columbia, brought a claim based upon legislation enacted by the province authorizing the government to file a direct action against cigarette manufacturers to recover the health care costs it has incurred, and will incur, resulting from a “tobacco related wrong.” The Supreme Court of Canada has held that the statute is constitutional. We and certain other non-Canadian defendants challenged the jurisdiction of the court. The court rejected the jurisdictional challenge, and pre-trial discovery is ongoing. The trial court also has granted plaintiff’s request that the target trial date of September 2011 be postponed indefinitely. Meanwhile, in December 2009, the British Columbia Court of Appeal ruled that the defendants could pursue a third-party claim against the government of Canada for negligently misrepresenting to defendants the efficacy of the low tar tobacco strain that the federal government developed and licensed to some of the defendants. In May 2010, the Supreme Court of Canada agreed to hear both the appeal of the Attorney General of Canada and the defendants’ cross-appeal from the British Columbia Court of Appeal decision. Oral arguments in that appeal are scheduled in late February 2011.

In the second health care cost recovery case filed in Canada, Her Majesty the Queen in Right of New Brunswick v. Rothmans Inc., et al., Court of Queen’s Bench of New Brunswick, Trial Court, New Brunswick, Fredericton, Canada, filed March 13, 2008, we, our subsidiaries, our indemnitees (PM USA and Altria Group, Inc.), and other members of the industry are defendants. The claim was filed by the government of the province of New Brunswick based on legislation enacted in the province. This legislation is similar to the law introduced in

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British Columbia that authorizes the government to file a direct action against cigarette manufacturers to recover the health care costs it has incurred, and will incur, as a result of a “tobacco related wrong.” Pre-trial discovery is ongoing.

In the third health care cost recovery case filed in Canada, Her Majesty the Queen in Right of Ontario v. Rothmans Inc., et al., Ontario Superior Court of Justice, Toronto, Canada, filed September 29, 2009, we, our subsidiaries, our indemnitees (PM USA and Altria Group, Inc.), and other members of the industry are defendants. The claim was filed by the government of the province of Ontario based on legislation enacted in the province. This legislation is similar to the laws introduced in British Columbia and New Brunswick that authorize the government to file a direct action against cigarette manufacturers to recover the health care costs it has incurred, and will incur, as a result of a “tobacco related wrong.” Preliminary motions are pending.

In the case in Israel, Kupat Holim Clalit v. Philip Morris USA, et al., Jerusalem District Court, Israel, filed September 28, 1998, we, our subsidiary, and our indemnitee (PM USA), and other members of the industry are defendants. The plaintiff, a private health care provider, brought a claim seeking reimbursement of the cost of treating its members for alleged smoking-related illnesses for the years 1990 to 1998. Certain defendants filed a motion to dismiss the case. The motion was rejected, and those defendants filed a motion with the Israel Supreme Court for leave to appeal. The appeal was heard by the Supreme Court in March 2005, and the parties are awaiting the court’s decision.

In the first case in Nigeria, The Attorney General of Lagos State v. British American Tobacco (Nigeria) Limited, et al., High Court of Lagos State, Lagos, Nigeria, filed April 30, 2007, our subsidiary and other members of the industry are defendants. Plaintiff seeks reimbursement for the cost of treating alleged smoking-related diseases for the past 20 years, payment of anticipated costs of treating alleged smoking-related diseases for the next 20 years, various forms of injunctive relief, plus punitive damages. In February 2008, our subsidiary was served with a Notice of Discontinuance. The claim was formally dismissed in March 2008. However, the plaintiff has since refiled its claim. Our subsidiary is in the process of making challenges to service and the court’s jurisdiction. Currently, the case is stayed in the trial court pending the appeals of certain co-defendants relating to service objections. We currently conduct no business in Nigeria.

In the second case in Nigeria, The Attorney General of Kano State v. British American Tobacco (Nigeria) Limited, et al., High Court of Kano State, Kano, Nigeria, filed May 9, 2007, our subsidiary and other members of the industry are defendants. Plaintiff seeks reimbursement for the cost of treating alleged smoking-related diseases for the past 20 years, payment of anticipated costs of treating alleged smoking-related diseases for the next 20 years, various forms of injunctive relief, plus punitive damages. Our subsidiary is in the process of making challenges to service and the court’s jurisdiction.

In the third case in Nigeria, The Attorney General of Gombe State v. British American Tobacco (Nigeria) Limited, et al., High Court of Gombe State, Gombe, Nigeria, filed May 18, 2007, our subsidiary and other members of the industry are defendants. Plaintiff seeks reimbursement for the cost of treating alleged smoking-related diseases for the past 20 years, payment of anticipated costs of treating alleged smoking-related diseases for the next 20 years, various forms of injunctive relief, plus punitive damages. In July 2008, the court dismissed the case against all defendants based on the plaintiff’s failure to comply with various procedural requirements when filing and serving the complaint. The plaintiff did not appeal the dismissal. However, in October 2008, the plaintiff refiled its claim. In June 2010, the court ordered the plaintiff to amend the claim to properly name Philip Morris International Inc. as a defendant. We are objecting to the attempted service of amended process.

In the fourth case in Nigeria, The Attorney General of Oyo State, et al., v. British American Tobacco (Nigeria) Limited, et al., High Court of Oyo State, Ibadan, Nigeria, filed May 25, 2007, our subsidiary and other members of the industry are defendants. Plaintiffs seek reimbursement for the cost of treating alleged smoking-related diseases for the past 20 years, payment of anticipated costs of treating alleged smoking-related diseases for the next 20 years, various forms of injunctive relief, plus punitive damages. Our subsidiary challenged service as

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improper. In June 2010, the court ruled that plaintiffs did not have leave to serve the writ of summons on the defendants and that they must re-serve the writ. Our subsidiary has not yet been re-served.

In the fifth case in Nigeria, The Attorney General of Ogun State v. British American Tobacco (Nigeria) Limited, et al., High Court of Ogun State, Abeokuta, Nigeria, filed February 26, 2008, our subsidiary and other members of the industry are defendants. Plaintiff seeks reimbursement for the cost of treating alleged smoking-related diseases for the past 20 years, payment of anticipated costs of treating alleged smoking-related diseases for the next 20 years, various forms of injunctive relief, plus punitive damages. In May 2010, the trial court rejected our subsidiary’s service objections. Our subsidiary is in the process of appealing that order.

In a series of proceedings in Spain, Junta de Andalucia, et al. v. Philip Morris Spain, et al., Court of First Instance, Madrid, Spain, the first of which was filed February 21, 2002, our subsidiary and other members of the industry were defendants. The plaintiffs sought reimbursement for the cost of treating certain of their citizens for various smoking-related illnesses. In May 2004, the first instance court dismissed the initial case, finding that the State was a necessary party to the claim, and thus, the claim must be filed in the Administrative Court. The plaintiffs appealed. In February 2006, the appellate court affirmed the lower court’s dismissal. The plaintiffs then filed notice that they intended to pursue their claim in the Administrative Court against the State. Because they were defendants in the original proceeding, our subsidiary and other members of the industry filed notices with the Administrative Court that they are interested parties in the case. In September 2007, the plaintiffs filed their complaint in the Administrative Court. In November 2007, the Administrative Court dismissed the claim based on a procedural issue. The plaintiffs asked the Administrative Court to reconsider its decision dismissing the case, and that request was rejected in a ruling rendered in February 2008. Plaintiffs appealed to the Supreme Court. The Supreme Court rejected plaintiffs’ appeal in November 2009, resulting in the final dismissal of the claim. However, plaintiffs have filed a second claim in the Administrative Court against the Ministry of Economy. This second claim seeks the same relief as the original claim, but relies on a different procedural posture. The Administrative Court has recognized our subsidiary as a party in this proceeding. Our subsidiary and other defendants have filed preliminary objections that have resulted in the stay of the term to file the answer. The court has not yet reviewed the preliminary objections.

Lights Cases: These cases, brought by individual plaintiffs, or on behalf of a class of individual plaintiffs, allege that the use of the term “lights” constitutes fraudulent and misleading conduct. Plaintiffs’ allegations of liability in these cases are based on various theories of recovery including misrepresentation, deception, and breach of consumer protection laws. Plaintiffs seek various forms of relief including restitution, injunctive relief, and compensatory and other damages. Defenses raised include lack of causation, lack of reliance, assumption of the risk, and statute of limitations.

As of December 31, 2010, there were a number of lights cases pending against our subsidiaries or indemnitees, as follows:

•	2 cases brought on behalf of various classes of individual plaintiffs (some overlapping) in Israel, compared with 3 such cases on December 31, 2009 and December 31, 2008; and

•

10 cases brought by individuals in the equivalent of small claims courts in Italy, where the maximum damages are approximately one thousand Euros per case, compared with 1,978 such cases on December 31, 2009, and 2,010 such cases on December 31, 2008.

In the first class action pending in Israel, El-Roy, et al. v. Philip Morris Incorporated, et al., District Court of Tel-Aviv/Jaffa, Israel, filed January 18, 2004, our subsidiary and our indemnitees (PM USA and our former importer Menache H. Eliachar Ltd.) are defendants. The plaintiffs filed a purported class action claiming that the class members were misled by the descriptor “lights” into believing that lights cigarettes are safer than full flavor cigarettes. The claim seeks recovery of the purchase price of lights cigarettes and compensation for distress for each class member. Hearings took place in November and December 2008 regarding whether the case meets the

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legal requirements necessary to allow it to proceed as a class action. The parties’ briefing on class certification was completed in January 2011.

The claims in a second class action pending in Israel, Navon, et al. v. Philip Morris Products USA, et al., District Court of Tel-Aviv/Jaffa, Israel, filed December 5, 2004, against our indemnitee (our distributor M.H. Eliashar Distribution Ltd.) and other members of the industry are similar to those in El-Roy, and the case is currently stayed pending a ruling on class certification in El-Roy.

Public Civil Actions: Claims have been filed either by an individual, or a public or private entity, seeking to protect collective or individual rights, such as the right to health, the right to information or the right to safety. Plaintiffs’ allegations of liability in these cases are based on various theories of recovery including product defect, concealment, and misrepresentation. Plaintiffs in these cases seek various forms of relief including injunctive relief such as banning cigarettes, descriptors, smoking in certain places and advertising, as well as implementing communication campaigns and reimbursement of medical expenses incurred by public or private institutions.

As of December 31, 2010, there were 7 public civil actions pending against our subsidiaries in Argentina (1), Brazil (1), Colombia (4) and Venezuela (1), compared with 11 such cases on December 31, 2009 and December 31, 2008.

In the public civil action in Argentina, Asociación Argentina de Derecho de Danos v. Massalin Particulares S.A., et al., Civil Court of Buenos Aires, Argentina, filed February 26, 2007, our subsidiary and another member of the industry are defendants. The plaintiff, a consumer association, seeks the establishment of a relief fund for reimbursement of medical costs associated with diseases allegedly caused by smoking. Our subsidiary filed its answer in September 2007. In March 2010, the case file was transferred to the Federal Court on Administrative Matters after the Civil Court granted the plaintiff’s request to add the national government as a co-plaintiff in the case.

In the public civil action in Brazil, The Brazilian Association for the Defense of Consumer Health (SAUDECON) v. Philip Morris Brasil Industria e Comercio Ltda and Souza Cruz S.A., Civil Court of City of Porto Alegre, Brazil, filed November 3, 2008, our subsidiary is a defendant. The plaintiff, a consumer organization, is asking the court to establish a fund that will be used to provide treatment to smokers who claim to be addicted and who do not otherwise have access to smoking cessation treatment. Plaintiff requests that each defendant’s liability be determined according to its market share. In May 2009, the trial court dismissed the case on the merits. Plaintiff has appealed.

In the first public civil action in Colombia, Garrido v. Philip Morris Colombia S.A., Civil Court of Bogotá, Colombia, filed August 28, 2006, our subsidiary is a defendant. The plaintiff seeks various forms of injunctive relief, including the ban of the use of “lights” descriptors, and requests that defendant be ordered to finance a national campaign against smoking. In February 2010, the trial court dismissed the case. Plaintiff has appealed.

In a public civil action in Colombia, Morales v. Philip Morris Colombia S.A. and Colombian Government, Administrative Court of Bogotá, Colombia, filed February 12, 2007, our subsidiary and a government entity were defendants. The plaintiff alleged violations of the collective right to a healthy environment, public health rights, and the rights of consumers, and that the government failed to protect those rights. Plaintiff sought various monetary damages and other relief, including a ban on descriptors and a ban on cigarette advertising. In April 2010, the trial court dismissed the case. Plaintiff appealed, and the appeal was rejected in October 2010. Plaintiff failed to file a further appeal. This case is now terminated and is not included in the above statistics. We will no longer report on this case.

In the second public civil action in Colombia, Morales, et al. v. Productora Tabacalera de Colombia S.A. (Protabaco), et al., (Morales III), Administrative Court of Bogotá, Colombia, filed December 19, 2007, our subsidiaries, other members of the industry, and various government entities are defendants. Plaintiffs’ allege

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misleading advertising, product defect, failure to inform, and the targeting of minors in advertising and marketing. Plaintiffs seek various monetary relief including a percentage of the costs incurred by the state each year for treating tobacco-related illnesses to be paid to the Ministry of Social Protection (from the date of incorporation of Coltabaco). After this initial payment, plaintiffs seek a fixed annual contribution to the government. Plaintiffs also request that a statutory incentive award be paid to them for filing the claim. Our subsidiaries filed their answers in August 2008.

In the third public civil action in Colombia, Roche v. Philip Morris Colombia S.A., Civil Court of Bogotá, Colombia, filed November 14, 2008, our subsidiary is a defendant. Plaintiff alleges violations of the collective right to health because the defendant failed to include information about ingredients and their toxicity on cigarette packs. Plaintiff asks the court to order our subsidiary to immediately cease manufacture and/or distribution of cigarettes until information on ingredients and their toxicity is included on packs. In September 2010, the trial court dismissed the case. Plaintiff appealed. In January 2011, plaintiff’s appeal was dismissed. Plaintiff did not file a further appeal. This case is now terminated. We will no longer report on this case.

In the fourth public civil action in Colombia, Ibagué Public Prosecutor v. Republic of Colombia (Ministry of Social Protection), et al., Administrative Court of Ibagué, Colombia, filed August 11, 2009, our subsidiary is a defendant. Plaintiff alleges that the public’s collective right to health, safety and enjoyment of a safe environment has been violated. Plaintiff seeks (i) a ban on the sale of cigarettes; (ii) a ban on all cigarette advertising and promotion; (iii) the development of strategies to rehabilitate smoking addicts; and (iv) the implementation of a program designed to eradicate smoking in Colombia within a “reasonable” period of time. In November 2010, the trial court dismissed the case. Plaintiff has appealed. Our subsidiary has not yet been served with the complaint.

In the public civil action in Venezuela, Federation of Consumers and Users Associations (FEVACU), et al. v. National Assembly of Venezuela and the Venezuelan Ministry of Health, Constitutional Chamber of the Venezuelan Supreme Court, filed April 29, 2008, we were not named as a defendant, but the plaintiffs published a notice pursuant to court order, notifying all interested parties to appear in the case. In January 2009, our subsidiary appeared in the case in response to this notice. The plaintiffs purport to represent the right to health of the citizens of Venezuela and claim that the government failed to protect adequately its citizens’ right to health. The claim asks the court to order the government to enact stricter regulations on the manufacture and sale of tobacco products. In addition, the plaintiffs ask the court to order companies involved in the tobacco industry to allocate a percentage of their “sales or benefits” to establish a fund to pay for the health care costs of treating smoking-related diseases. In October 2008, the court ruled that plaintiffs have standing to file the claim and that the claim meets the threshold admissibility requirements.

Other Litigation

Other litigation includes an antitrust suit, a breach of contract action, and various tax and individual employment cases.

Antitrust: In the antitrust class action in Kansas, Smith v. Philip Morris Companies Inc., et al., District Court of Seward County, Kansas, filed February 7, 2000, we and other members of the industry are defendants. The plaintiff asserts that the defendant cigarette companies engaged in an international conspiracy to fix wholesale prices of cigarettes and sought certification of a class comprised of all persons in Kansas who were indirect purchasers of cigarettes from the defendants. The plaintiff claims unspecified economic damages resulting from the alleged price-fixing, trebling of those damages under the Kansas price-fixing statute and counsel fees. The trial court granted plaintiff’s motion for class certification A court-ordered mediation was held in October 2010, prior to which we filed a summary judgment motion. No trial date has yet been set.

Breach of Contract: In the breach of contract action in Ontario, Canada, The Ontario Flue-Cured Tobacco Growers’ Marketing Board, et al. v. Rothmans, Benson & Hedges Inc., Superior Court of Justice, London, Ontario, Canada, filed November 5, 2009, our subsidiary is a defendant. Plaintiffs in this putative class action allege that our subsidiary breached contracts with the proposed class members (Ontario tobacco growers and

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their related associations) concerning the sale and purchase of flue-cured tobacco from January 1, 1986 to December 31, 1996. Plaintiffs allege that our subsidiary was required by the contracts to disclose to plaintiffs the quantity of tobacco included in cigarettes to be sold for duty free and export purposes (which it purchased at a lower price per pound than tobacco that was included in cigarettes to be sold in Canada), but failed to disclose that some of the cigarettes it designated as being for export and duty free purposes were ultimately sold in Canada. Our subsidiary has been served, but there is currently no deadline to respond to the statement of claim.

Tax: In Brazil, there are 104 tax cases involving Philip Morris Brasil S.A. relating to the payment of state tax on the sale and transfer of goods and services, federal social contributions, excise, social security and income tax, and other matters. Fifty-one of these cases are under administrative review by the relevant fiscal authorities and 53 are under judicial review by the courts.

Employment: Our subsidiaries, Philip Morris Brasil S.A. and Philip Morris Brasil Ltda, are defendants in various individual employment cases resulting, among other things, from the termination of employment in connection with the shut-down of one of our factories in Brazil.

Third-Party Guarantees

At December 31, 2010, PMI’s third-party guarantees were $5 million, of which $2 million have no specific expiration dates. The remainder expires through 2014. PMI is required to perform under these guarantees in the event that a third party fails to make contractual payments. PMI does not have a liability on its consolidated balance sheet at December 31, 2010, as the fair value of these guarantees is insignificant due to the fact that the probability of future payments under these guarantees is remote.

Note 22. Quarterly Financial Data (Unaudited):

	2010 Quarters
	1st	2nd	3rd	4th
	(in millions, except per share data)
Net revenues	$15,587	$17,383	$16,936	$17,807

Gross profit	$4,124	$4,511	$4,324	$4,536

Net earnings attributable to PMI	$1,703	$1,982	$1,822	$1,752

Per share data:
Basic EPS	$0.90	$1.07	$0.99	$0.96

Diluted EPS	$0.90	$1.07	$0.99	$0.96

Dividends declared to public stockholders	$0.58	$0.58	$0.64	$0.64

Market price:
- High	$53.07	$53.91	$57.11	$60.87

- Low	$45.01	$42.94	$45.55	$55.10

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	2009 Quarters
	1st	2nd	3rd	4th
	(in millions, except per share data)
Net revenues	$13,286	$15,213	$16,573	$17,008

Gross profit	$3,626	$3,949	$4,267	$4,171

Net earnings attributable to PMI	$1,476	$1,546	$1,798	$1,522

Per share data:
Basic EPS	$0.74	$0.79	$0.93	$0.80

Diluted EPS	$0.74	$0.79	$0.93	$0.80

Dividends declared to public stockholders	$0.54	$0.54	$0.58	$0.58

Market price:
- High	$45.02	$45.44	$49.95	$52.35

- Low	$32.04	$35.15	$42.02	$47.07

Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year.

During 2010 and 2009, PMI recorded the following pre-tax charges in earnings (in millions):

	2010 Quarters
	1st	2nd	3rd	4th

Asset impairment and exit costs	$—	$—	$20	$27

	2009 Quarters
	1st	2nd	3rd	4th

Asset impairment and exit costs	$1	$1	$1	$26
Colombian Investment and Cooperation Agreement charge	—	135	—	—

	$1	$136	$1	$26